Exhibit 4.02

EXECUTION COPY

BRITISH ENERGY plc

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BRITISH ENERGY INTERNATIONAL HOLDINGS LIMITED

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BRITISH ENERGY (CANADA) LTD.

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BRUCE POWER L.P.

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CAMECO CORPORATION

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ONTARIO MUNICIPAL EMPLOYEES RETIREMENT BOARD

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BPC GENERATION INFRASTRUCTURE TRUST

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TRANSCANADA PIPELINES LIMITED

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2020857 ONTARIO INC.

AMENDED AND RESTATED MASTER

PURCHASE AGREEMENT

Dated as of February 14, 2003

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		Page
11.1	Extent of Obligations	88
11.2	Expenses	89
11.3	Forms of Agreements	89
11.4	Brokerage Fees and Commissions	90
11.5	Arbitration Procedures	90
11.6	Survival of Representations, Warranties, Covenants and Obligations	90
11.7	Assignment	91
11.8	Submission to Jurisdiction	91
11.9	Attorney for Service	92
11.10	Notices	93
11.11	Further Assurances	94
11.12	Time is of the Essence	95
11.13	Counterparts	95
11.14	Set Off	95
11.15	OMERS	95
11.16	BPLP Covenant	96
11.17	Borealis	97

SCHEDULE A LIST OF ANCILLARY AGREEMENTS

SCHEDULE B REQUIRED CONSENTS, APPROVALS AND WAIVERS

SCHEDULE C OWNERSHIP AND CAPITALIZATION

SCHEDULE D TAX MATTERS AND ADJUSTMENTS

SCHEDULE E INTERCOMPANY DEBT

SCHEDULE F TRADING CONTRACT ADJUSTMENT

SCHEDULE G POST-CLOSING REORGANIZATION

SCHEDULE H AUTHORIZED PRE-CLOSING TRANSACTIONS

(continued)

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SCHEDULE I PENSION PLAN ADJUSTMENT

SCHEDULE J ARBITRATION PROCEDURES

SCHEDULE K TAXATION YEARS AND NOTICES OF ASSESSMENT

EXHIBIT 1 – DTI Letter

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AMENDED AND RESTATED MASTER PURCHASE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of the 14th day of February, 2003

B E T W E E N:

BRITISH ENERGY plc, a corporation incorporated under the laws of Scotland (“BE”)

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BRITISH ENERGY INTERNATIONAL HOLDINGS LIMITED, a corporation incorporated under the laws of Scotland (“BEIHL”)

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BRITISH ENERGY (CANADA) LTD., a corporation incorporated under the laws of Ontario (“BECL”)

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BRUCE POWER L.P., an Ontario limited partnership (“BPLP”)

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CAMECO CORPORATION, a corporation incorporated under the laws of Canada (“Cameco”)

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ONTARIO MUNICIPAL EMPLOYEES RETIREMENT BOARD, the administrator of the Ontario Municipal Employees Retirement System, a pension plan registered under the laws of Ontario (“OMERS”)

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BPC GENERATION INFRASTRUCTURE TRUST, a trust formed under the laws of Ontario (“BPC”)

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TRANSCANADA PIPELINES LIMITED, a corporation incorporated under the laws of Canada (“TransCanada”)

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2020857 ONTARIO INC., a corporation incorporated under the laws of Ontario (“AcquisitionCo”)

RECITALS:

A.	BE, BEIHL, BECL, Cameco, BPC, OMERS and TransCanada entered into a Heads of Agreement dated December 23, 2002 in respect of the sale by BEIHL of all of the shares in the capital of BECL (the “Master Heads of Agreement”);

B.	pursuant to the Master Heads of Agreement, the parties thereto agreed to enter into a definitive master purchase agreement setting out all of the terms, conditions, representations, warranties and covenants relating to the purchase and sale of shares of BECL and certain related transactions; and

C.	on January 17, 2003 the Parties entered into a master purchase agreement in furtherance of the Master Heads of Agreement that superseded in all respects the Master Heads of Agreement and the Parties, OMERS and BPLP now wish to amend and restate such master purchase agreement with this Agreement.

NOW THEREFORE in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties, OMERS and BPLP agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement and the recitals to this Agreement:

“AcquisitionCo” means 2020857 Ontario Inc., a corporation incorporated under the laws of Ontario.

“AcquisitionCo Required Consents, Approvals and Waivers” means the Consents, Approvals and Waivers described as such in Schedule B.

“AcquisitionCo’s Counsel” means Osler, Hoskin & Harcourt LLP, or such other firm of solicitors as may be appointed from time to time by the Investors.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under the common Control of a third Person.

“Agreement” means this amended and restated agreement and all Schedules and the Exhibit attached to this agreement, and the Disclosure Letter, in each case as they may be amended, supplemented or replaced from time to time in accordance with this Agreement, and unless otherwise indicated, references to Articles, Sections, Schedules and the Exhibit are to Articles, Sections, Schedules and the Exhibit in or to this agreement.

“Ancillary Agreements” means the agreements described in Schedule A.

“Applicable Law” means, collectively, all applicable federal, provincial, territorial, municipal and foreign laws, statutes, ordinances, decrees, rules, regulations, by-laws, legally enforceable policies, codes, or guidelines, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, directives, rulings or awards, and conditions of any grant of approval, permission, certification, consent, registration, authority or licence by any court, statutory body, self-regulatory authority, stock exchange or other Governmental Authority, including Environmental Laws and Nuclear Laws.

“Associate” has the meaning ascribed to such term in the Business Corporations Act (Ontario).

“Authorized Pre-Closing Transactions” has the meaning ascribed to such term in Section 6.1(a).

“BE” means British Energy plc, a corporation incorporated under the laws of Scotland.

“BE Capital Contributions” means Capital Contributions made by or on behalf of BPII, Society Trust or PWU Trust in the Interim Period.

“BE Shareholders” means the holders of Shares.

“BECII” means British Energy Canada Investments Inc., a corporation incorporated under the laws of Ontario.

“BECL” means British Energy (Canada) Ltd., a corporation incorporated under the laws of Ontario.

“BECL Group Pre-Closing Tax Liabilities” has the meaning set forth in Schedule D.

“BECL Subsidiary” means each of:

(i)	BPII; and

(ii)	BECII.

“BEIHL” means British Energy International Holdings Limited, a corporation incorporated under the laws of Scotland.

“BEIHL Indemnitee” has the meaning set forth in Section 9.1(c).

“BEIHL Required Consents, Approvals and Waivers” means the Consents, Approvals and Waivers described as such in Schedule B.

“BEIHL’s Counsel” means:

(i)	in respect of legal opinions to be provided in respect of BE and BEIHL, MacRoberts; and

(ii)	in respect of all other matters hereunder, Gowling Lafleur Henderson LLP;

or such other firms of solicitors as may be appointed from time to time by BE.

“BEIHL Indemnitee” has the meaning set forth in Section 9.1(c).

“BEIHL Tax Ruling” has the meaning set forth in Section 6.5(a).

“Blakes Opinion” has the meaning set forth in Section 4.24(a)(i).

“BPC” means BPC Generation Infrastructure Trust, a trust formed under the laws of Ontario.

“BPC Tax Ruling” has the meaning set forth in Section 6.5(c).

“BPI” means Bruce Power Inc., a corporation incorporated under the laws of Ontario.

“BPI Shareholder Agreement” means the amended and restated shareholder agreement in respect of BPI dated as of July 12, 2001 between BECL, Cameco and BPI as amended December 9, 2002.

“BPII” means Bruce Power Investments Inc., a corporation incorporated under the laws of Ontario.

“BPLP” means Bruce Power L.P. a limited partnership formed by the filing of a declaration pursuant to the Limited Partnerships Act dated April 28, 2000 and amended July 10, 2000 and includes BPI when acting for and on behalf of such limited partnership.

“BPLP Benefit Plans” has the meaning set forth in Section 4.20(a).

“BPLP Business” has the meaning ascribed to “Business” in the Bruce Power LPA.

“BPLP Business Plan” means BPLP’s current business plan dated October 2002 as disclosed by BE and BEIHL to the Investors in the Data Room as reference number 6.1.10.

“BPLP Claim” has the meaning set forth in Section 9.1(h)(ii).

“BPLP Pension Plan” means the Bruce Power Pension Plan, registered with the Office of the Superintendent of Financial Institutions as registration no. 57250.

“BPLP Recovery” has the meaning set forth in Section 9.1(h)(iii).

“BPLP Supplemental Plan” means the BPLP unregistered supplemental pension plan effective May 11, 2001 pursuant to which Employees accrue pension benefits which are supplemental to the benefits accrued by them under the BPLP Pension Plan.

“Bruce A Reactor Restart Escrow Agreement” has the meaning set forth in section 2(xii) of the OPG Heads of Agreement.

“Bruce Nuclear Power Facility” means the Leased Premises and the Bruce Nuclear Power Facility located thereon.

“Bruce Power LPA” means the second amended and restated limited partnership agreement of BPLP dated July 12, 2001 between BPII, CBHI, PWU Trust, Society Trust and BPI.

“Business Day” means any day other than Saturday, Sunday, any statutory holiday in the Province of Ontario, or any day on which banking institutions in Toronto, Ontario, London, England or Glasgow, Scotland are not open for business.

“Cameco” means Cameco Corporation, a corporation incorporated under the laws of Canada.

“Cameco Investment Agreement” means the Investment Agreement between Cameco, BE, BECL, BPLP, BPII and CBHI dated May 11, 2001.

“Capital Call” has the meaning ascribed to such term in the Bruce Power LPA.

“Capital Contributions” has the meaning ascribed to such term in the Bruce Power LPA.

“CBHI” means Cameco Bruce Holdings Inc., a corporation incorporated under the laws of Canada.

“CCRA” means the Canada Customs and Revenue Agency.

“CEI” means CanaGen Energy Inc., a corporation incorporated under the laws of Ontario.

“Claims Holdback” has the meaning set forth in Section 2.4(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means February 14, 2003 or such other date as BEIHL and AcquisitionCo may mutually agree.

“Closing Date Real Property Opinion” has the meaning set forth in Section 8.1(t).

“Closing Purchase Price Payment” has the meaning set forth in Section 2.3(a).

“CNSC” means the Canadian Nuclear Safety Commission established pursuant to the Nuclear Safety and Control Act and any successor agency, board or commission thereto.

“CNSC Licences” has the meaning set forth in Section 4.28.

“Collective Agreements” means:

(i)	the collective agreement between BPLP and PWU; and

(ii)	the collective agreement between OPG and Society;

described in the Disclosure Letter.

“Competition Act” means the Competition Act (Canada).

“Consents, Approvals and Waivers” means declarations, filings or registrations with, or notices to, or authorizations, consents, waivers, approvals or permits or permissions of, any Governmental Authority or any other Person.

“Contract” means, in respect of a particular Person, any contract, note, bond, mortgage, agreement, indenture, lease, agreement to lease, licence, personal property lease, commitment, understanding, instrument, option or any other instrument or obligation to which such Person is a party or whereby such Person’s assets may be bound.

“Control” means:

(i)	when applied to the relationship between a Person and a corporation, the beneficial ownership by such Person at the relevant time of shares of such corporation: (i) carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation, and (ii) representing more than 50% of the equity value of the corporation;

(ii)	when applied to the relationship between a Person and a partnership or joint venture, (i) the beneficial ownership by such Person at the relevant time of: (a) more than 50% of the voting interests of the partnership or joint venture, and (b) partnership or joint venture interests representing more than 50% of the equity value of the partnership or joint venture, and (ii) it can reasonably be expected that the Person directs the affairs of the partnership or joint venture; or

(iii)	when applied to the relationship between a Person and a limited partnership, the beneficial ownership by such Person at the relevant time of: (i) shares of the general partner or general partners of such limited partnership carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such general partner or general partners such that it can reasonably be expected that the Person directs the affairs of the limited partnership, and (ii) partnership interests representing more than 50% of the equity value of the limited partnership; and

(iv)	the term “Controlled by” has a corresponding meaning; provided that a Person (the “first-mentioned Person”) who Controls a corporation, partnership, limited partnership or joint venture (the “second-mentioned Person”) shall be deemed to Control a corporation, partnership, limited partnership or joint venture which is Controlled by the second-mentioned Person and so on.

“Data Room” means the data room maintained on behalf of BE and BEIHL containing documents to which the Investors and their Representatives have had access prior to the Master Heads Date, indices to which dated as of the Master Heads Date are attached to the Disclosure Letter as Exhibits 1 and 2.

“Deferral Agreement” means the Deferral Agreement dated May 12, 2001 between OPG and BPLP as amended by agreement dated September 11, 2002.

“Direct Acquisition” has the meaning set forth in Section 6.20.

“Direct Claim” has the meaning set forth in Section 9.2(i).

“Disclosure Letter” means the disclosure letter from BE and BEIHL to AcquisitionCo and the Investors delivered to the Investors on January 17, 2003 relating to the representations and warranties set out in Article 4.

“Disputes” has the meaning set forth in Section 11.5.

“Distribution” has the meaning ascribed to such term in the Bruce Power LPA.

“Distribution Percentage” has the meaning ascribed to such term in the Bruce Power LPA.

“Dormant Entities” means, collectively, CEI, Bruce Power Operating Corporation, Bruce Hydro Inc. and Bruce Hydro L.P. (an Ontario limited partnership).

“DTI” means the United Kingdom Secretary of State for Trade and Industry.

“DTI Credit Agreement” has the meaning set forth in Section 8.2(l).

“DTI Letter” means the letter for and on behalf of the DTI dated December 23, 2002, a copy of which is attached hereto as Exhibit 1.

“Effective Time” has the meaning set forth in Section 3.1.

“Employees” means individuals employed on a full or part time basis by BPI or BPLP.

“Employment Laws” means the Canadian Human Rights Act, the Canada Labour Code, the Employment Equity Act (Canada), the Employment Standards Act (Ontario), the Labour Relations Act, 1995 (Ontario), the Pay Equity Act (Ontario) and the Human Rights Code (Ontario) and any other applicable statute as it relates to employment matters.

“Encumbrance” means any security interest, lien, charge, pledge, mortgage, adverse claim, conditional and instalment sale agreement, title retention agreement, activity and use limitation, conservation easement, deed restriction, easement, right of first refusal, option to purchase, option to lease, certificate of pending litigation or encumbrance of any kind and “Encumber” means to make subject to an Encumbrance.

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms.

“Environmental Claim” means any and all threatened and/or pending administrative or judicial actions, suits, orders, written directives, claims, liens, notices, notices of violation, investigations or proceedings, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Authority or private person or citizens’ group), of which, up to and including the Lease Closing Date OPG, and after the Lease Closing Date, BPI or BPLP, has received notice in writing, based upon, alleging, asserting, or claiming any actual or potential (i) violation of, or liability under, any Environmental Law, (ii) violation of any Environmental Permit which has been issued to OPG (and of which BPI and/or BPLP has Knowledge), BPI or BPLP in connection with the Bruce Nuclear Power Facility, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from or related to, the presence, Release, or threatened Release into the Environment of any Hazardous Substances at any location related to the Bruce Nuclear Power Facility, including any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent for handling, storage, treatment or disposal prior to the Closing Date.

“Environmental Law” means all applicable federal, provincial, territorial, municipal or foreign statutes, regulations, by-laws, Environmental Permits, orders, decisions or rules, and any legally enforceable policies, codes or guidelines of any Governmental Authority, relating specifically to the Environment, the Release, use, treatment, storage, transport, disposal or handling of Hazardous Substances, including the Canadian Environmental Assessment Act, the Canadian Environmental Protection Act, the Dangerous Goods Transportation Act (Ontario), the Energy Act (Ontario), the Environmental Bill of Rights (Ontario), the Environmental Protection Act (Ontario), the Fisheries Act (Canada), the Technical Standards and Safety Act (Ontario), the Ontario Water Resources Act, the Pest Control Products Act (Canada), the Pesticides Act (Ontario), the Transportation of Dangerous Goods Act (Canada) and any municipal noise or sewer use by-law, but shall not include Nuclear Laws.

“Environmental Permits” means all permits, certificates, approvals, consents, authorizations, registrations and licences which may be issued by any Governmental Authority pursuant to an Environmental Law, but shall not include any permit, certificate, approval, consent, authorization or licence issued by the CNSC or any other Governmental Authority pursuant to a Nuclear Law.

“Estimated Pension Fund Adjustment Amount” has the meaning set forth in Section 2.3(a)(ii).

“Estimated Tax Liability” has the meaning set forth in Section 2.3(a)(i).

“Financial Statements” means the following financial statements, each consisting of a balance sheet and statement of earnings and retained earnings and in the case of (i) below, also includes a statement of changes in financial position:

(i)	BPLP audited financial statements as at and for the period ended December 31, 2001;

(ii)	BPLP unaudited financial statements as at and for the period ended September 30, 2002;

(iii)	BECL unaudited consolidated financial statements as at and for the period ended September 30, 2001; and

(iv)	BECL unaudited consolidated financial statements as at and for the period ended September 30, 2002.

“Good Utility Practices” means any of the practices, methods and activities adopted by a significant portion of the North American electric utility industry as good practices applicable to nuclear generating facilities of similar design, size and capacity to the Bruce Nuclear Power Facility or any of the practices, methods or activities which, in the exercise of skill, diligence, prudence, foresight and reasonable judgment by a prudent nuclear operator in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and Applicable Law. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather practices, methods or acts generally accepted in the North American electric utility industry, but excludes any practice not acceptable to the CNSC.

“Goods and Services Tax” means all tax payable under Part IX of the Excise Tax Act (Canada).

“Governmental Authority” means any federal, provincial, territorial, state, municipal or local government, parliament or legislature, or any regulatory authority, agency, tribunal, commission, board or department of any such government, parliament or legislature, or any court or other law, regulation or rule-making entity, or any arbitrator, each having or reasonably purporting to have jurisdiction in the relevant circumstances, including, for greater certainty, the IMO, or any Person acting or reasonably purporting to act under the authority of any Governmental Authority.

“Hazardous Substances” means:

(i)	any petrochemical or petroleum products, oil or coal ash, mercury, radioactive materials, radon gas, asbestos in any form that is friable, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid which may contain levels of poly-chlorinated biphenyls;

(ii)	any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “deleterious substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and

(iii)	any other material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; but excluding any Nuclear Material to the extent regulated under any Nuclear Law; provided that this exclusion shall not apply for purposes of Section 4.36, including the definitions of Nuclear Claims, Material Nuclear Claims, Nuclear Release, Nuclear Remediation and Environmental Law.

“Heavy Water” means deuterium oxide in aqueous solutions of varying isotopic purity.

“Holdback Amounts” has the meaning set forth in Section 2.5(a).

“Huron Wind LPA” means the limited partnership agreement of HWLP dated as of November 20, 2001 between OPG, BECII and HWI.

“HWI” means Huron Wind Inc., a corporation incorporated under the laws of Ontario.

“HWI Shareholder Agreement” means the shareholder agreement in respect of HWI between OPG, BECL and HWI dated as of November 20, 2001.

“HWLP” means Huron Wind L.P., a limited partnership formed by the filing of a declaration pursuant to the Limited Partnerships Act dated October 10, 2001.

“IMO” means the Independent Electricity Market Operator established pursuant to the Electricity Act, 1998 (Ontario).

“including” means including without limitation.

“Income Tax” means any federal, provincial, territorial, municipal or foreign Tax (i) based upon, measured by or calculated with respect to net income, income as specially defined, earnings, profits or selected items of income, earnings or profits (including capital gains Taxes and minimum Taxes), or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in (i), in each case together with any interest, penalties or additions to such Tax.

“Indemnifiable Loss” has the meaning set forth in Section 9.1(a).

“Indemnifying Party” has the meaning set forth in Section 9.1(d).

“Indemnitee” means a BEIHL Indemnitee or an Investors Indemnitee, as the case may be.

“Insolvency Official” means an administrator, trustee in bankruptcy, liquidator, receiver, administrative receiver, receiver-manager or other official or Person with similar or equivalent powers.

“Intellectual Property” means all intellectual property, including patents and patent applications, trademarks and trademark applications, trade names, certification marks, copyrights, computer software, information technology, inventions, works, designs, formulae, processes, procedures, trade secrets, industrial designs and plans, engineering designs and plans, blueprints and as built plans and specifications, training, operating, safety and maintenance manuals, documentation of procedures and processes, design, user and maintenance information and service records and warranty records.

“Intercompany Debt” means the unsecured intercompany debt described in Schedule E.

“Interim Period” means the period from and including November 1, 2002 to and including the Closing Date.

“Intermediate Level Waste” means any waste (other than Low Level Waste and Used Fuel Waste) which requires radiation shielding, examples of which are ion-exchange resins and filters used to clean reactor water systems and equipment or components, such as pressure tubes, which are periodically removed from reactors or cobalt 60 or Heavy Water containing measurable amounts of tritium and which requires radiation shielding.

“Investors” means, collectively, Cameco, BPC and TransCanada, and “Investor” means any one of them.

“Investors Indemnitee” has the meaning set forth in Section 9.1(a).

“Investors Tax Rulings” has the meaning set forth in Section 6.5(b).

“Knowledge” of any Person means the actual knowledge of the corporate officers of that Person or of corporate officers of any Subsidiary of such Person in either case charged with responsibility for the particular function, after reasonable inquiry by them of those employees, consultants or third party advisors of such Person or such Subsidiary whom they believe, in good faith, to be the Persons responsible for the subject matter of the inquiry and, in the case of BE and BEIHL, shall include Duncan Hawthorne.

“Lease Closing Date” means May 11, 2001.

“Lease Guarantee Agreement” means the guarantee and indemnity agreement between BE and OPG dated as of May 11, 2001.

“Leased Premises” has the meaning ascribed thereto in the OPG Lease.

“Limited Partnerships Act” means the Limited Partnerships Act (Ontario).

“Loss” includes any and all damages, costs, charges, liabilities, awards, fines, fees, penalties, assessments, reassessments, claims, judgements, deficiencies, losses and expenses (including all Remediation costs, fees of lawyers, accountants and other professionals and experts, or other expenses of litigation or proceedings or of any claim, default or assessment and interest thereon).

“Low Level Waste” means any waste which is minimally radioactive but which does not require radiation shielding, examples of which are mop-heads, rags, paper towels, floor sweepings and protective clothing.

“Master Heads of Agreement” has the meaning set forth in Recital A to this Agreement.

“Master Heads Date” means December 23, 2002.

“Material Adverse Change” means any event, change or development (or events, changes or developments taken together) in, or effect on, or affecting, the BPLP Business that is materially adverse to such business or the prospects, operations, assets, capital, property, condition (financial or otherwise) or results of operation of such business or the condition of the Bruce Nuclear Power Facility, taken as a whole, other than (the “Exception”) any event, change or development (or events, changes or developments taken together) generally affecting the international, national, provincial, regional or municipal electricity industry as a whole or the power industry or nuclear power industry as a whole and not having a disproportionate effect on BPLP, including:

(a)	any event, change or development in or affecting wholesale or retail markets for electric power in Ontario or electric transmission systems or operations thereof in Ontario; and

(b)	any event, change or development resulting from action or inaction by a Governmental Authority with respect to the electricity market or power industry or nuclear power industry in Ontario or Canada;

but the Exception shall not include any action or inaction of the Province of Ontario, the Government of Canada or any Governmental Authority established or empowered by the Province of Ontario or the Government of Canada that would reduce the revenue realized or increase the costs incurred by BPLP on the sale by it of electricity compared with the revenue or costs which BPLP would otherwise have realized or incurred or any such action or inaction that would have an equivalent economic effect on BPLP. In addition:

(i)	any payment contemplated by the BPLP Business Plan;

(ii)	any change in the directors and officers of BPI;

(iii)	any adverse effect on BPLP caused as a result of not obtaining revenue from any ordinary course fixed price Trading Contract with a term in excess of 31 days which BPLP was not permitted to enter into during the Interim Period by the Investors and which it would have entered into but for the Master Heads of Agreement;

(iv)	any action announced by the Government of Ontario in the Electricity Action Plan announced by the Government of Ontario on November 11 through 13, 2002 and any action announced in the Electricity Pricing, Conservation and Supply Act, 2002 (Ontario) on December 9, 2002; or

(v)	the termination of any Trading Contracts as contemplated in Schedule F;

will not constitute a Material Adverse Change.

“Material Adverse Effect” means, as the context may require:

(i)	an adverse effect on the BPLP Business, BPLP or BPI or the prospects, operations, assets, liabilities, capital, property, condition (financial or otherwise) or results of operation of the BPLP Business, BPLP or BPI or the condition of the Bruce Nuclear Power Facility; and/or

(ii)	an adverse effect on the business of HWLP, HWLP or HWI or the prospects, operations, assets, liabilities, capital, property, condition (financial or otherwise) or results of operation of such business, HWLP or HWI;

where the aggregate Value of such adverse effect (but without duplication), exceeds $1,000,000.

“Material Contract” means any Contract (i) in respect of BPLP or (ii) in respect of HWLP and of which BE or BEIHL has Knowledge:

(a)	which expires or may expire, if the same is not renewed or extended at the unilateral option of any other Person, more than two years after November 1, 2002 and which requires payment (including contingent payments) of more than $2,000,000 in aggregate during the term thereof;

(b)	for the purchase of materials, supplies or services which requires payment of more than $2,000,000;

(c)	for the purchase or sale of any equipment or fixed or capital assets which requires payment of more than $2,000,000;

(d)	in respect of real property or personal property, including any Contract in the nature of a lease relating to personal property, where the aggregate annual payments under such Contract and under any related service or maintenance or similar Contract exceeds $2,000,000 and for greater certainty includes the OPG Lease; or

(e)	any other Contract, the termination of which would result in a Material Adverse Effect on BPLP or HWLP, as applicable.

“Material Nuclear Claim” has the meaning set forth in Section 4.36.

“Moral Rights” means the rights of an author of a work in which copyright subsists in any country, to claim authorship of the work and to object to any distortion, mutilation or other modification of or other derogatory action in relation to the said work, which would be prejudicial to his or her honour or reputation, and includes all rights conferred upon authors of a work in which copyright subsists, independent of the author’s economic rights in the work established by any act or legislation of any country.

“Normal Course of Business” when used in reference to a particular Person (except BPLP) means the normal course of business of such Person and, when used in reference to BPLP, means actions or business consistent with the BPLP Business Plan and Good Utility Practices.

“Nuclear Claims” means any and all threatened and/or pending administrative or judicial actions, suits, orders, written directives, claims, liens, notices, notices of violation, investigations or proceedings, whether criminal or civil, pursuant to or relating to any applicable Nuclear Law by any Person (including any Governmental Authority or private person or citizens’ group), of which BPI or BPLP, has received notice in writing, based upon, alleging, asserting, or claiming any actual or potential (i) violation of, or liability under, any Nuclear Law, or (ii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from or related to, the presence of Nuclear Material contrary to Nuclear Law or Environmental Law, any Nuclear Release, or threatened Nuclear Release, at any location related to the Bruce Nuclear Power Facility, including any off-Site location to which Nuclear Material, or materials containing Nuclear Material, were sent for handling, storage, treatment or disposal prior to the Closing Date.

“Nuclear Energy Act” means the Nuclear Energy Act (Canada).

“Nuclear Insurance Policies” means all insurance policies with respect to the ownership and operation of the Bruce Nuclear Power Facility which are required under the Nuclear Liability Act.

“Nuclear Law” means all applicable federal, provincial, territorial, municipal or foreign statutes, regulations, by-laws, permits (other than Environmental Permits), orders, decisions or rules, and any legally enforceable policies or guidelines of any Governmental Authority, relating specifically to the regulation of nuclear power plants and Nuclear Material, including the Nuclear Energy Act, the Nuclear Liability Act, and the Nuclear Safety and Control Act and the respective regulations thereunder and any regulatory guidance documents, directives, standards and policies issued from time to time by the CNSC, but shall not include Environmental Laws.

“Nuclear Liability Act” means the Nuclear Liability Act (Canada).

“Nuclear Material” means Nuclear Waste and Source Material.

“Nuclear Release” means any spilling, leaking, pumping, pouring, emitting, venting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Nuclear Material into the Environment contrary to Nuclear Law or Environmental Law.

“Nuclear Remediation” means action of any kind to address a Nuclear Release, the threat of a Nuclear Release or the presence of Nuclear Material at the Site or an off-Site location contrary to Nuclear Law or Environmental Law, including any or all of the following activities to the extent they relate to or arise from the presence of Nuclear Material at the Site or an off-Site location contrary to Nuclear Law or Environmental Law (including activities carried out by consultants, engineers and legal advice related thereto):

(i)	monitoring, investigation, assessment, treatment, cleanup, containment, removal, transportation and permanent disposal, mitigation, response or restoration work;

(ii)	obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity;

(iii)	preparing and implementing any plans or studies for any such activity;

(iv)	obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Nuclear Law that no material additional work is required by such Governmental Authority;

(v)	the use, implementation, application, installation, operation or maintenance of remedial or removal actions on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or groundwater, engineering controls or institutional controls; and

(vi)	any other activities reasonably determined by a Party to be necessary or appropriate or required under Nuclear Laws to address the presence, or Nuclear Release, of Nuclear Material at the Site or an off-Site location.

“Nuclear Safety and Control Act” means the Nuclear Safety and Control Act (Canada).

“Nuclear Waste” means, collectively, Low Level Waste, Intermediate Level Waste and Used Fuel Waste.

“OEB” means the Ontario Energy Board continued pursuant to the Ontario Energy Board Act, 1998 and any successor agency, board or commission thereto.

“OMERS” means the Ontario Municipal Employees Retirement Board.

“OPG” means Ontario Power Generation Inc., a corporation incorporated under the laws of Ontario.

“OPG Applicable Agreements” has the meaning ascribed to the term “Applicable Agreements” in the OPG Heads of Agreement.

“OPG Heads of Agreement” means the Heads of Agreement between BPLP, BPI, BE, BECII, BECL, BPII, OPG, OPG-Huron A Inc., OPG-Huron B Inc., OPG-Huron Common Facilities Inc., Cameco, BPC, OMERS and TransCanada dated December 23, 2002.

“OPG Lease” means the amended and restated lease agreement between OPG, BPLP, BE and OPG-Huron A Inc., OPG-Huron B Inc. and OPG – Huron Common Facilities Inc. dated May 12, 2001, as further amended by an agreement made as of the 1st day of January, 2002.

“Party” means any party to this Agreement other than OMERS and BPLP and “Parties” means all of such parties to this Agreement.

“Pension Fund Adjustment Amount” has the meaning set forth in Schedule I.

“Pension Holdback” has the meaning set forth in Section 2.3(a).

“Permits” has the meaning set forth in Section 4.27(a).

“Permitted Encumbrances” means:

(i)	statutory liens for any Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings;

(ii)	construction, materialmens’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of the BPLP Business as to which there is no default on the part of BPLP or the validity of which is being contested in good faith by appropriate proceedings;

(iii)	any Encumbrance evidenced by a Personal Property Security Act (Ontario) financing statement filed prior to the Master Heads Date to the extent the Encumbrance does not secure an amount in excess of the amount outstanding and secured at the Master Heads Date unless it is a purchase money security interest incurred in the Normal Course of Business; and

(iv)	such other security interests, liens, imperfections in or failures of title, charges, restrictions, encroachments and defects in title which do not materially, individually or in the aggregate, detract from the value of BPLP or HWLP, as the case may be, nor, individually or in the aggregate, result in a Material Adverse Effect.

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or any entity however designated or constituted.

“Post-Closing Reorganization” means the reorganization as described in Schedule G.

“Pre-Closing Transaction” has the meaning set forth in Section 6.1.

“Project Development Work” means any project development work, know how and plans owned by BECL, any BECL Subsidiary, BPI or BPLP relating to business opportunities or projects in Canada, including all nuclear development work, know how and plans relating to Point Lepreau, New Brunswick.

“Purchase Price” means the purchase price payable for the Purchased Shares, calculated in accordance with Section 2.2.

“Purchased Shares” means all of the issued and outstanding common shares in the capital of BECL.

“PWU” means the Power Workers’ Union.

“PWU Heads of Agreement” means the Heads of Agreement – PWU between BPLP, BPII, CBHI, PWU, PWU Trust, BECL, BEIHL and BE dated December 23, 2002.

“PWU Investment Agreement” means the Investment Agreement between the PWU Trust, PWU, BPII and BPLP dated July 12, 2001.

“PWU Trust” means Power Workers’ Union Trust No. 1, a trust formed under the laws of Ontario.

“Real Property Opinions” has the meaning set forth in Section 4.24(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, venting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the Environment.

“Remediation” means action of any kind to address a Release, the threat of a Release or the presence of Hazardous Substances at the Site or an off-Site location, including any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Site or an off-Site location (including activities carried out by consultants, engineers and legal advice related thereto):

(i)	monitoring, investigation, assessment, treatment, cleanup, containment, removal, transportation and permanent disposal, mitigation, response or restoration work;

(ii)	obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity;

(iii)	preparing and implementing any plans or studies for any such activity;

(iv)	obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Law that no material additional work is required by such Governmental Authority;

(v)	the use, implementation, application, installation, operation or maintenance of remedial or removal actions on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or groundwater, engineering controls or institutional controls; and

(vi)	any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances at the Site or an off-Site location.

“Replacement Contract” has the meaning set forth in Schedule F.

“Representatives” of a Party means its Affiliates and directors, officers, employees, agents, partners and advisors of the party and/or its Affiliates (including accountants, lawyers, environmental consultants, financial advisors and other authorized representatives).

“Safety and Performance Pool Trust Amount” has the meaning set forth in Section 2.4(b).

“Section 116 Certificate” has the meaning set forth in Section 2.6.

“Shareholders’ Meeting” means an extraordinary general meeting or meetings of BE Shareholders for the purpose of approving the Shareholders’ Resolution.

“Shareholders’ Resolution” means a resolution of BE Shareholders approving the Transactions contemplated hereby (or such part thereof required by Applicable Law to be approved by the BE Shareholders).

“Shares” means the ordinary shares in the capital of BE.

“Site” means the real property comprising the Bruce Nuclear Power Facility. Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include all items “at, on, in, upon, over, across, under and within” the Site.

“Site Visits” means the visits made by the Investors’ Representatives to the Site in connection with the Transactions contemplated hereby on October 30 through November 2, 2002.

“Society Heads of Agreement” means the Heads of Agreement – Society between BPLP, BPII, CBHI, Society, Society Trust, BECL, BEIHL and BE dated November 26, 2002.

“Society Investment Agreement” means the investment agreement between Society, Society Trust, BPII and BPLP dated July 12, 2001.

“Society Trust” means The Society of Energy Professionals Trust, a trust formed under the laws of Ontario.

“Society” means The Society of Energy Professionals.

“Source Material” means uranium (enriched or otherwise) or thorium or any combination thereof in any physical or chemical form; ores which contain by weight one-twentieth of one percent (0.05%) or more of uranium, thorium or any combination thereof; or plutonium.

“Subsidiaries” means subsidiaries within the meaning of such term in the Business Corporations Act (Ontario).

“Tax Act” means the Income Tax Act (Canada).

“Tax Liability Holdback” has the meaning set forth in Section 2.3(a).

“Tax Liability Holdback Account” means the account established pursuant to Section 2.5(a) for the Tax Liability Holdback.

“Tax Return” means any return, report, information return, declaration, statement, election, notice, filing, form, or other document (including any schedule or related or supporting information) required to be supplied to or filed with any Governmental Authority with respect to Taxes, including any attached schedules or amendments thereto.

“Taxes” means all Income Taxes and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, transfer taxes (including land transfer taxes), franchise taxes, license taxes, withholding taxes, payroll taxes, health taxes and premiums, employment taxes, Canada or Québec Pension Plan premiums, severance, social security premiums, workers’ compensation premiums, employment or unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, including the Goods and Services Tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any Governmental Authority, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing.

“Third Party Claim” has the meaning set forth in Section 9.2(a).

“Torys Opinion” has the meaning set forth in Section 4.24(a)(ii).

“Trading Contracts” has the meaning set forth in Schedule F.

“Transactions contemplated hereby” means the purchase and sale of the Purchased Shares and completion of all the other transactions contemplated by this Agreement, including satisfaction of the conditions to this Agreement and completion of the Pre-Closing Transactions, the Post-Closing Reorganization, and the transactions contemplated by the OPG Heads of Agreement, the PWU Heads of Agreement, the Society Heads of Agreement and the DTI Letter.

“Transactions Differential Adjustment Amount” has the meaning set forth in Schedule D.

“TransCanada” means TransCanada PipeLines Limited, a corporation incorporated under the laws of Canada.

“Transfer” has the meaning ascribed thereto in the Bruce Power LPA.

“Transfer Taxes” means all sales taxes, land transfer taxes, commodity taxes or any other Taxes, except Income Tax, that are exigible in connection with a sale, assignment, conveyance, disposition, lease or other transfer of property.

“Used Fuel Waste” means any nuclear fuel which has been withdrawn from a reactor following irradiation and irradiated booster fuel assemblies.

“Value” means, with reference to a “Material Adverse Change” or “Material Adverse Effect”, the value or financial effect of the adverse effect referenced therein, (i) in the case of BPLP, multiplied by 0.798; and (ii) in the case of HWLP, multiplied by 0.50. In the case of a Material Adverse Change, Value shall be determined on a net present value basis (after tax, if applicable), applying a 15% per annum after tax discount rate.

“2001 Master Agreement” has the meaning set forth in Section 9.1(h).

1.2 Schedules and Exhibit

The following are the Schedules and Exhibit attached to this Agreement:

Schedules

Schedule A	List of Ancillary Agreements
Schedule B	Required Consents, Approvals and Waivers
Schedule C	Ownership and Capitalization
Schedule D	Tax Matters and Adjustments
Schedule E	Intercompany Debt
Schedule F	Trading Contract Adjustment
Schedule G	Post-Closing Reorganization
Schedule H	Authorized Pre-Closing Transactions
Schedule I	Pension Plan Adjustment
Schedule J	Arbitration Procedure
Schedule K	Taxation Years and Notices of Assessment

Exhibit

Exhibit 1	DTI Letter

1.3 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.6 Generally Accepted Accounting Principles

Except as otherwise specifically provided in this Agreement, all accounting terms shall be applied and construed in accordance with generally accepted accounting principles consistently applied. References in this Agreement to “generally accepted accounting principles” mean, for all principles stated from time to time in the Handbook of the Canadian Institute of Chartered Accountants, the principles as so stated.

1.7 Statutes and Agreement

Any reference in this Agreement to an agreement, or to a statute, regulation or rule promulgated under a statute or to any provision of an agreement, a statute, regulation or rule shall be a reference to the agreement, statute, regulation, rule or provision, as amended, restated, re-enacted or replaced from time to time, other than, for greater certainty, the reference to the Electricity Pricing, Conservation and Supply Act, 2002 (Ontario), which shall be to such statute as in effect on December 9, 2002. Any reference to a statute shall be a reference to such statute and the regulations thereunder.

1.8 No Reliance, etc.

No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneously with, or after entering into this Agreement or any Ancillary Agreement, or any amendment or supplement thereto, by any party to this Agreement or to Ancillary Agreements or its partners, directors, officers, employees or agents, to any other party to this Agreement or its partners, directors, officers, employees, trustees, beneficiaries or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or the Ancillary Agreements and none of the Parties has been induced to enter into this Agreement or the Ancillary Agreements or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. For greater certainty, this Agreement supersedes in all respects the Master Heads of Agreement, which shall terminate effective upon execution of this Agreement by the Parties and OMERS. Except as expressly provided herein, Cameco’s entering into this Agreement is without prejudice to any claim or rights it may have under any agreement existing as at the Master Heads Date relating to BPI, BPLP or the Bruce Nuclear Power Facility.

1.9 Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver or operate as a waiver of, or estoppel with respect to, any subsequent failure to comply, unless otherwise expressly provided.

1.10 Governing Law

This Agreement and any Disputes shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.11 References to BPLP and HWLP

Any reference herein to BPLP shall be construed so as to include BPI as general partner for and on behalf of BPLP and any reference herein to HWLP shall be construed so as to include HWI as general partner for and on behalf of HWLP.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale

On and subject to the terms and conditions herein contained, at Closing AcquisitionCo shall, and the Investors shall procure that AcquisitionCo shall, purchase from BEIHL, and BEIHL shall sell to AcquisitionCo, the Purchased Shares free and clear of any Encumbrances.

2.2 Purchase Price

The aggregate purchase price for the Purchased Shares is $950,000,000, subject to a dollar-for-dollar:

(a)	increase equal to the amount, if any, by which BE Capital Contributions exceed $42,500,000;

(b)	increase or decrease, if any, in respect of Trading Contracts as determined pursuant to Schedule F as at the Closing Date;

(c)	decrease equal to the aggregate of:

(i)	the BECL Group Pre-Closing Tax Liabilities to the extent of the amount determined in accordance with Schedule D on the date which is six months after the Closing Date;

(ii)	the Transactions Differential Adjustment Amount, if any, to the extent of the Amount determined in accordance with Schedule D as at the Closing Date;

(iii)	the aggregate Value of all Material Adverse Changes during the Interim Period in excess of $20,000,000 but less than $350,000,000 (less a one time deductible of $2,000,000) to the extent of the amount determined as at the Closing Date;

(iv)	the Pension Fund Adjustment Amount to the extent of the amount, if any, determined in accordance with Schedule I; and

(v)	the aggregate unpaid balance of Intercompany Debt which is outstanding immediately before the Effective Time to the extent of the amount determined under Section 2.3(a)(iii); provided that if the Closing Purchase Price Payment, net of any amount withheld under Section 2.6, would otherwise be less than $220,000,000, the unpaid balance of Intercompany Debt deducted pursuant to this clause (v) shall not exceed an amount which would result in the Closing Purchase Price Payment, net of any amount withheld under Section 2.6, being less than $220,000,000, and BE and BEIHL shall cause the repayment of the Intercompany Debt at Closing in an amount sufficient to ensure that the Closing Purchase Price Payment, net of any amount withheld under Section 2.6, is not less than $220,000,000.

For greater certainty, to the extent that the Purchase Price has not, under the mechanisms set out in Section 2.3 and Schedules D, F and I, been reduced by the full amount of (i) the BECL Group Pre-Closing Tax Liabilities, (ii) the Transactions Differential Adjustment Amount, (iii) if the aggregate Value of all Material Adverse Changes during the Interim Period is in excess of $20,000,000 but less than $350,000,000, the full amount of such Value (less a one time deductible of $2,000,000), (iv) the Pension Fund Adjustment Amount, (v) the aggregate unpaid balance of Intercompany Debt which is outstanding immediately before the Effective Time, and (vi) the adjustment in respect of the Trading Contracts, then indemnification in respect of these items will be made pursuant to, and in accordance with, the provisions of Article 9 and Schedule F.

2.3 Calculation of Closing Purchase Price Payment

(a)	For purposes of determining the amount of the Purchase Price that is payable at Closing (the “Closing Purchase Price Payment”):

(i)	the BECL Group Pre-Closing Tax Liabilities shall be estimated to be $80,000,000 (the “Estimated Tax Liability”);

(ii)	the Pension Fund Adjustment Amount shall be estimated at $20,000,000 (the “Estimated Pension Fund Adjustment Amount”); and

(iii)	the Parties shall cooperate in calculating as soon as reasonably practicable (but in no event later than the Closing Date) the amount of any adjustment required to be made to the Purchase Price pursuant to Sections 2.2(a), 2.2(b), 2.2(c)(ii), 2.2(c)(iii) and 2.2(c)(v).

An amount equal to the Estimated Tax Liability (the “Tax Liability Holdback”) and an amount equal to the Estimated Pension Fund Adjustment Amount (the “Pension Holdback”) shall be deposited as holdbacks as set out in Section 2.5 and shall be released in accordance with the provisions in Section 2.5. Subject to Sections 2.2 and 6.1, BEIHL may specify by notice delivered to the Investors not less than 10 Business Days prior to the Closing Date that no Intercompany Debt will be outstanding at Closing, in which case BE shall ensure that all Intercompany Debt is repaid on or prior to Closing and no adjustment shall be made pursuant to Section 2.2(c)(v).

(b)	Not later than three Business Days prior to the Closing Date, BEIHL shall provide to AcquisitionCo a statement setting out in reasonable detail its calculation of the Closing Purchase Price Payment. The Parties shall co-operate to resolve any dispute as to the Closing Purchase Price Payment not later than 12:01 p.m. (Toronto time) on the day prior to the Closing Date. In the event a dispute in respect of the amount to be paid under Section 2.2(c)(ii) or (iii) cannot be resolved by the Closing Date, the Closing will occur using the amount that AcquisitionCo represents and warrants to BEIHL is the correct amount.

2.4 Closing Purchase Price Payment

Subject to Section 2.6, the Closing Purchase Price Payment shall be paid on Closing as follows:

(a)	as to $100,000,000, in accordance with section 2(x) of the OPG Heads of Agreement;

(b)	as to $100,000,000 (the “Safety and Performance Pool Trust Amount”), by deposit to a trustee pursuant to the Safety and Power Performance Pool Escrow Agreement as contemplated by section 2(xi) of the OPG Heads of Agreement;

(c)	as to $20,000,000 (the “Claims Holdback”), by deposit to an account as set out in Section 2.5; and

(d)	as to the balance, in cash at Closing by wire transfer to such account as may be specified by BEIHL in writing and approved in writing by the DTI in each case by notice to the Investors not less than two Business Days prior to the Closing Date;

provided that, if the Purchase Price has been reduced pursuant to Section 2.2(c)(v), the Investors shall cause AcquisitionCo at Closing to acquire on a dollar-for-dollar basis, or fund the repayment at Closing of, the amount of Intercompany Debt deducted from the Purchase Price pursuant to Section 2.2(c)(v) provided that arrangements have been put in place for (i) such acquisition or repayment of the Intercompany Debt on Closing without penalty or costs, including any applicable Taxes, in addition to the amounts set out in Schedule E, and (ii) the payment or repayment of the Intercompany Debt to be made into an account specified by BE or BEIHL and approved in writing by the DTI.

2.5 Escrow and Holdback Provisions

(a)	Each of the Claims Holdback, the Pension Holdback and the Tax Liability Holdback (each a “Holdback Amount” and collectively, the “Holdback Amounts”) shall be held in a separate segregated account with a recognized Canadian trust company agreed to by BEIHL and AcquisitionCo and shall be invested in Province of Ontario treasury bills.

(b)	The Claims Holdback or any part thereof shall be available to the Investors to satisfy any amount finally determined to be owed by BE and/or BEIHL to AcquisitionCo or any of the Investors in respect of claims as provided in Section 2.5(c).

(c)	The balance of the Claims Holdback, if any, shall be released to an account of BEIHL or BE as BEIHL or BE directs and as is approved in writing by the DTI upon satisfaction or termination of all claims, if any, made by AcquisitionCo or any of the Investors in accordance with this Agreement on or prior to the second anniversary of the Closing, but only after the final resolution of all such claims.

Notwithstanding the foregoing, any amount that remains held back at the end of such two year period that exceeds the maximum aggregate amount that could be payable on all outstanding claims at such date, which maximum aggregate amount must be quantifiable at such time, shall be released at such date to an account of BEIHL or BE as BEIHL or BE directs and as is approved in writing by the DTI. An amount shall be finally determined to be owed by BE and/or BEIHL when BE or BEIHL admits such amount is owing or a final judgment of a court or the Arbitrators appointed pursuant to Schedule J determines the amount is owing.

(d)	Accrued interest less applicable Taxes, if any, on the Holdback Amounts shall be paid to the recipient(s) of the principal amount thereof.

(e)	The Pension Holdback shall be dealt with in accordance with Schedule I.

(f)	The Tax Liability Holdback shall be dealt with in accordance with Schedule D.

(g)	At Closing, the Investors (or direct or indirect Subsidiaries of the Investors) shall deposit $20,000,000 pursuant to the Bruce A Reactor Restart Escrow Agreement as contemplated by section 2(xii) of the OPG Heads of Agreement. For the avoidance of doubt, deposit of such sum by the Investors (or such Subsidiaries) pursuant to the Bruce A Reactor Restart Escrow Agreement is not a deduction from, or payable out of, the Purchase Price.

2.6 Section 116 Requirements

(a)	On or before Closing, BEIHL shall take all reasonable steps to obtain and deliver to AcquisitionCo a certificate issued by the CCRA under subsection 116(2) of the Tax Act.

(b)	If a certificate is so delivered to AcquisitionCo, AcquisitionCo shall be entitled to withhold from the Closing Purchase Price Payment twenty-five percent (25%) of the amount, if any, by which the Closing Purchase Price Payment exceeds the certificate limit as defined in subsection 116(2) of the Tax Act and fixed by the CCRA in such certificate.

(c)	If a certificate is not so delivered, AcquisitionCo shall be entitled to withhold from the Closing Purchase Price Payment an amount equal to twenty-five percent (25%) of the Closing Purchase Price Payment.

(d)	If AcquisitionCo has withheld any amount under the provisions of Sections 2.6 (b) or (c) and BEIHL delivers to AcquisitionCo, after the Closing and within 28 days after the end of the month in which the Closing occurs, a certificate issued by the CCRA under subsection 116(2) or 116(4), as the case may be, of the Tax Act, and such certificate is satisfactory to AcquisitionCo, acting reasonably, AcquisitionCo shall:

(i)	in the case of a certificate issued by the CCRA under subsection 116(2) pay forthwith to the Receiver General twenty-five percent (25%) of the amount, if any, by which the Closing Purchase Price Payment exceeds the certificate limit fixed in such certificate, and the amount so paid shall be credited to AcquisitionCo as payment, on account of the Purchase Price; and

(ii)	pay forthwith to BEIHL any amount that AcquisitionCo has withheld and is not required to pay to the Receiver General in accordance with subparagraph (i) above, and the amount so paid shall be credited to AcquisitionCo as payment on account of the Purchase Price.

(e)	If AcquisitionCo has withheld any amount under the provisions of Sections 2.6 (b) or (c) and no certificate has been delivered to AcquisitionCo by BEIHL that is satisfactory to AcquisitionCo, acting reasonably, after the Closing and within 28 days after the end of the month in which the Closing occurs and AcquisitionCo has not received a letter or other comfort from the CCRA acceptable to Acquisition Co acting reasonably (a “Comfort Letter”) indicating that it need not remit any amounts under Section 116 of the Tax Act until the CCRA has completed its review of the application for a certificate, such amount shall be paid by AcquisitionCo to the Receiver General on or prior to the 30th day after the end of the month in which the Closing occurs (the “Remittance Date”) on account of AcquisitionCo’s liability pursuant to subsection 116(5) of the Tax Act, and the amount so paid shall be credited to AcquisitionCo as payment on account of the Purchase Price. If AcquisitionCo does not remit an amount on or prior to the Remittance Date because of the receipt by it of a Comfort Letter, AcquisitionCo may remit the withheld amount if and when required to do so in accordance with the terms of such Comfort Letter and BE and BEIHL shall indemnify, defend and hold harmless AcquisitionCo from any penalties that may be assessed by the Minister of National Revenue for the failure to remit any Taxes or other amount due on or before the Remittance Date.

(f)	All amounts withheld by AcquisitionCo in accordance with this Section 2.6 shall be paid to and held by AcquisitionCo’s Counsel, in trust, and invested by them in such manner as BEIHL shall from time to time direct in writing until paid to BEIHL or the Receiver General in accordance with this Section 2.6 and AcquisitionCo’s Counsel shall be entitled to withhold from interest earned on such amounts any and all amounts required to be withheld and remitted from such interest by any Applicable Law and to remit same to the appropriate Governmental Authority.

(g)	If AcquisitionCo is required to make additional payments to BEIHL on account of the Purchase Price as a result of the Purchase Price being greater than the Closing Purchase Price Payment, such additional payments shall be subject to the terms of this Section 2.6.

2.7 Compliance with Schedules

Each of the Parties shall comply in all respects with the Schedules applicable to it, including in respect of any payments contemplated therein.

2.8 Accounts to be Approved by the DTI

For the avoidance of doubt, any amounts payable to BE, BEIHL or any other Person Controlled by BE pursuant to the terms of this Agreement shall only be paid into an account specified by the relevant Person and approved in writing by the DTI.

ARTICLE 3

THE CLOSING

3.1 Closing

Subject to the terms of this Agreement, the purchase and sale of the Purchased Shares shall take place at a closing (the “Closing”) to be held at the Scotia Plaza, Toronto, offices of Gowling Lafleur Henderson LLP, at a time (the “Effective Time”) acceptable to AcquisitionCo’s Counsel and BEIHL’s Counsel, on the Closing Date.

3.2 Deliveries by BEIHL

At the Closing, BEIHL shall deliver, or cause to be delivered, the following to AcquisitionCo and the Investors:

(a)	an instrument of stock transfer of the Purchased Shares duly executed by BEIHL accompanied by share certificates evidencing the Purchased Shares;

(b)	the minute books, share certificate books and corporate seals of BECL, the BECL Subsidiaries, BPLP and BPI, which shall indicate (i) AcquisitionCo as the registered holder of the Purchased Shares and (ii) that the registered holders of the outstanding securities of BECL Subsidiaries, BPI and BPLP are as set forth in Schedule C;

(c)	the opinions of counsel, officer’s certificate and other items contemplated by Section 8.1 (except the Closing Date Real Property Opinions, which shall be obtained by the Investors);

(d)	copies of any and all Consents, Approvals and Waivers by Governmental Authorities or other third parties required to be obtained by BE and/or BEIHL with respect to the consummation of the Transactions contemplated hereby, including in respect of BECL, the BECL Subsidiaries, BPI, BPLP, HWI and HWLP;

(e)	a certificate of a director or senior officer of each of BE and BEIHL dated as of the Closing Date certifying that:

(i)	the representations and warranties of BE and BEIHL herein are true and correct in all material respects as at the Closing, except that:

(A)	the representations and warranties in Sections 4.7, 4.8(a), 4.13, 4.18(d) and (e) and 4.30 shall be true and correct in all respects and any representation and warranty qualified by materiality, Material Adverse Effect or a dollar threshold with respect to a claim shall be true and correct in all respects subject to such qualification or dollar threshold as applicable (but may exclude any breach of representation and warranty that also constitutes a Material Adverse Change when a Material Adverse Change has occurred),

(B)	the representations and warranties shall be qualified to reflect any action approved in writing by the Investors between the date of this Agreement and the Closing Date,

(C)	if the Investors refuse or fail to provide any consent contemplated by Section 11.16 and such refusal or failure gives rise to a breach of representation and warranty of BE and BEIHL herein, such representation and warranty may be qualified to reflect any such refusal or failure, and

(D)	at Closing BE and BEIHL may provide an updated information letter (the “Closing Information Letter”) containing information amending or supplementing that contained or referred to in the Disclosure Letter. The Parties acknowledge and agree that none of the representations and warranties of BE and BEIHL in Article Four shall be, or shall be deemed to be, qualified by the Closing Information Letter except to the extent agreed to in writing by the Investors or by AcquisitionCo’s Counsel on behalf of AcquisitionCo and the Investors;

(ii)	BE and BEIHL have complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by BE and BEIHL on or prior to the Closing;

(f)	copies, certified by a director or senior officer of each of BE, BEIHL, BECL, the BECL Subsidiaries and BPI of corporate resolutions authorizing the execution and delivery of this Agreement, the Ancillary Agreements, and of all of the agreements and instruments to be executed and delivered by BE, BEIHL and BECL, the BECL Subsidiaries and BPI respectively in connection with this Agreement and the consummation of the Transactions contemplated hereby;

(g)	a certificate of incumbency for each of BE, BEIHL, BECL, the BECL Subsidiaries and BPI;

(h)	the written resignation of:

(i)	each director and officer of BECL and each BECL Subsidiary other than BPI,

(ii)	each director and officer of BPI identified by the Investors by written notice to BEIHL given no fewer than 10 Business Days before the Closing Date, and

(iii)	each nominee of BECL as a director and officer of HWI,

together with, in each such case, a full release by all of such directors and officers of their respective claims against BECL, the BECL Subsidiaries, BPI and HWI, as applicable;

(i)	a full and duly executed release by BE, BEIHL and each Affiliate and Associate of BE of all claims existing immediately before the Effective Time against BECL, BPLP, HWI, HWLP, the BECL Subsidiaries and BPI;

(j)	copies of closing documents from the consummation of the transactions contemplated in the PWU Heads of Agreement and the Society Heads of Agreement; and

(k)	all such other assurances, consents, waivers, releases, agreements, documents and instruments as are required to be delivered pursuant to this Agreement by BE, BEIHL, BECL, BPI or any BECL Subsidiary or as may be reasonably required by AcquisitionCo or the Investors from BE and its Subsidiaries and BPLP in connection with this Agreement and the consummation of the Transactions contemplated hereby.

3.3 Deliveries by AcquisitionCo

At the Closing, AcquisitionCo shall deliver, or cause to be delivered, the following to BE and BEIHL:

(a)	a certificate of incumbency for AcquisitionCo, each of the Investors and OMERS;

(b)	the payment or other satisfaction of the Closing Purchase Price Payment as contemplated in Section 2.4;

(c)	the opinion of counsel and other items contemplated by Section 8.3;

(d)	a certificate of the President or other senior officer of each of AcquisitionCo and each of the Investors dated as of the Closing Date certifying each as to themselves (i) that the representations and warranties of AcquisitionCo and the Investors herein are true and correct in all material respects as at the Closing and (ii) AcquisitionCo and the Investors have complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by AcquisitionCo and the Investors on or prior to the Closing; and

(e)	all such other assurances, consents, waivers, releases, agreements, documents and instruments as are required to be delivered by AcquisitionCo or the Investors at or prior to Closing pursuant to this Agreement or as may be reasonably required by BE or BEIHL from AcquisitionCo or the Investors in connection with this Agreement and the consummation of the Transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BE AND BEIHL

BE and BEIHL jointly and severally represent and warrant to AcquisitionCo and the Investors as follows, and acknowledge that AcquisitionCo and the Investors are relying upon the following representations and warranties in connection with AcquisitionCo’s purchase of the Purchased Shares:

4.1 Formation and Existence

(a)	Each of BE and BEIHL is a company duly incorporated and validly existing under the laws of Scotland.

(b)	Each of BECL, the BECL Subsidiaries, BPI and HWI is a corporation duly incorporated and validly existing under the laws of Ontario.

(c)	Each of BPLP and HWLP is a limited partnership duly formed and existing under the Limited Partnerships Act.

4.2 Power and Authority

(a)	To the extent that it is a party thereto, each of BE, BEIHL, BECL, the BECL Subsidiaries and BPI has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement, to consummate the Transactions contemplated hereby and to carry out its obligations hereunder and thereunder.

(b)	To the extent that it is a party thereto, BPLP has all necessary power and authority under the Limited Partnerships Act and the Bruce Power LPA to enter into the OPG Heads of Agreement, the PWU Heads of Agreement and the Society Heads of Agreement and each Ancillary Agreement, to consummate the Transactions contemplated hereby and to carry out its obligations hereunder and thereunder.

4.3 Due Authorization

(a)	Subject to the receipt of any BEIHL Required Consents, Approvals and Waivers, the execution and delivery of, and the performance of obligations under:

(i)	this Agreement, has been duly authorized by all required corporate action on the part of BE, BEIHL and BECL;

(ii)	the OPG Heads of Agreement, has been duly authorized by all required:

(A)	corporate action in respect of BE, BPII, BECII, BECL and BPI; and

(B)	in respect of BPLP, all actions under the Limited Partnerships Act and under the Bruce Power LPA;

(iii)	the PWU Heads of Agreement and Society Heads of Agreement have each been duly authorized by all required:

(A)	corporate action in respect of BPII, BECL, BEIHL, BPI and BE;

(B)	in respect of BPLP, actions under the Bruce Power LPA and the Limited Partnerships Act; and

(iv)	all Ancillary Agreements have been, or on Closing will have been, duly authorized by all required:

(A)	corporate action in respect of BE, BEIHL, BECL, each BECL Subsidiary or BPI; and

(B)	in respect of BPLP and HWLP, actions under the Limited Partnerships Act and under the Bruce Power LPA and Huron Wind LPA, respectively.

4.4 Enforceability

(a)	To the extent that it is a party thereto, this Agreement, and each of the OPG Heads of Agreement, PWU Heads of Agreement and Society Heads of Agreement constitutes a valid and binding obligation of each of BE, BEIHL, BECL, the BECL Subsidiaries, BPI, and BPLP enforceable against it, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court or arbitrator from which they are sought.

(b)	To the extent that it is a party thereto, each Ancillary Agreement, upon the execution and delivery thereof, constitutes a valid and binding obligation of each of BE, BEIHL, BECL, the BECL Subsidiaries, BPI and BPLP, enforceable against it, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court or arbitrator from which they are sought.

4.5 Corporate Records

(a)	The minute books of each of BECL, the BECL Subsidiaries and BPI contain true, correct and complete copies of:

(i)	its articles, by-laws and any unanimous shareholders agreement or shareholder declaration; and

(ii)	the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders.

(b)	The share certificate book, register of shareholders, register of transfers of BECL, each BECL Subsidiary and BPI accurately reflect the current shareholders thereof and the number of shares registered in their name.

(c)	The minute books of BPLP contain true, correct and complete copies of:

(i)	its limited partnership declaration and limited partnership agreement; and

(ii)	the minutes of every meeting of the limited partnership and every resolution of its limited partners or general partner.

(d)	The limited partnership records of BPLP provided to the Investors accurately reflect the current general partner and limited partners of BPLP and their respective interests in BPLP.

4.6 Bankruptcy

None of BECL, any BECL Subsidiary, BPI, BPLP, HWI or HWLP:

(a)	is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor has it had any petition for a receiving order presented in respect of it;

(b)	has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution; or

(c)	has suffered execution or distress being levied upon any of their assets or the appointment of an Insolvency Official in respect of it.

4.7 Ownership and Capitalization

(a)	Schedule C:

(i)	accurately describes all of the shares and partnership or similar interests owned legally and beneficially by BECL, any BECL Subsidiary, BPI, BPLP, HWI and HWLP;

(ii)	sets out the authorized, and issued and outstanding capital of all of the corporations listed thereon; and

(iii)	sets out the outstanding partnership interests in BPLP and HWLP;

(b)	Other than as described in the Disclosure Letter or Schedule C, and subject to the existing pledge of shares of BECL to DTI pursuant to the DTI Credit Agreement:

(i)	BEIHL is the registered and beneficial owner of the Purchased Shares;

(ii)	all of the shares, partnership or similar interests described in Schedule C (other than the Purchased Shares) are owned legally and beneficially by BECL, a BECL Subsidiary or BPI as described on Schedule C;

(iii)	no Person has any agreement, option, right or privilege capable of becoming an agreement for the purchase of any shares or limited partnership or similar interests described on Schedule C (including the Purchased Shares and BPII and BPI interests in BPLP) other than pursuant to this Agreement, the Bruce Power LPA, the BPI Shareholder Agreement, the Huron Wind LPA or the HWI Shareholder Agreement;

(iv)	there are no Encumbrances on the shares or partnership interests described in Schedule C except pursuant to the Bruce Power LPA; and

(v)	none of BECL, any BECL Subsidiary, BPI, BPLP, HWI or HWLP owns or has any other interest in, any shares of any other corporation or partnership or other legal entity of any description;

(c)	On Closing, and subject to obtaining all BEIHL Required Consents, Approvals and Waivers:

(i)	BEIHL will be the registered and beneficial owner of all the issued and outstanding shares in the capital of BECL, free and clear of any Encumbrances;

(ii)	BECL will be the registered and beneficial owner of one common share in BPII free and clear of all Encumbrances, which shares shall represent all of the issued and outstanding shares of BPII;

(iii)	BECL will be the registered and beneficial owner of 850 common shares in BPI, free and clear of all Encumbrances (except pursuant to the BPI Shareholder Agreement), which shares shall represent 85% of the issued and outstanding shares of BPI;

(iv)	BPII will be a limited partner of BPLP with a Distribution Percentage of 79.8% and will hold its interest in BPLP free and clear of any Encumbrances except pursuant to the Bruce Power LPA;

(v)	BECL will be the registered and beneficial owner of one common share of BECII and 500 common shares of HWI, in each case free and clear of all Encumbrances (except pursuant to the HWI Shareholder Agreement), which shares shall represent 100% and 50% of the issued and outstanding shares of BECII and HWI, respectively;

(vi)	BECII will be a limited partner of HWLP with an effective 50% limited partnership interest therein, and will hold its interest in HWLP free and clear of any Encumbrances except pursuant to the Huron Wind LPA; and

(vii)	any Intercompany Debt to be acquired by AcquisitionCo at Closing will be free and clear of any Encumbrances;

(d)	No options, warrants or other rights to purchase shares or other securities of BECL, any BECL Subsidiary or BPI and no securities or obligations convertible into or exchangeable for shares or other securities of BECL, any BECL Subsidiary or BPI have been authorized or agreed to be issued or are outstanding;

(e)	No Person has any right or option to acquire the shares of any BECL Subsidiary;

(f)	Except pursuant to the BPI Shareholder Agreement, no Person has any right or option to acquire from BECL or BPI any shares in the capital of BPI;

(g)	Except pursuant to the HWI Shareholder Agreement, no Person has any right or option to acquire from BECL or HWI any shares in the capital of HWI;

(h)	Except pursuant to the Bruce Power LPA, the PWU Investment Agreement and the Society Investment Agreement, no options or other rights to purchase interests in BPLP or other securities of BPLP, and no securities or obligations convertible into or exchangeable for partnership interests or other securities of BPLP have been authorized or agreed to be issued or are outstanding, and no Person has any right to acquire BPII’s or BPI’s interest in BPLP or to acquire any interest in BPLP from BPLP;

(i)	Except pursuant to the Huron Wind LPA, no options or other rights to purchase interests in HWLP or other securities of HWLP, and no securities or obligations convertible into or exchangeable for partnership interests or other securities of HWLP have been authorized or agreed to be issued or are outstanding and no Person has any right to acquire BECII’s or HWI’s interest in HWLP or to acquire any interest in HWLP from HWLP; and

(j)	Upon completion of the Post-Closing Reorganization, the Investors directly or through one or more wholly-owned subsidiaries shall have title to the shares of BPI and the limited partnership interests set forth in Schedule C, in each case, free and clear of any Encumbrances.

The representation and warranty referred to in Section 4.7(j) above is provided on the express assumptions that the Post-Closing Reorganization will be effected immediately following Closing and that no part of the Post-Closing Reorganization will result in the creation of an Encumbrance in respect of the Purchased Shares, the shares of BPI or any limited partnership interests set forth in Schedule C except any Encumbrance that may arise as a consequence of any action or omission by BE, BEIHL, BECL, any BECL Subsidiary, BPI, BPLP, HWI or HWLP before Closing.

The representations and warranties contained in Section 4.7(a) and (b)(ii) may be qualified as at Closing insofar as they relate to numbers of shares being issued and outstanding, to take into account the shares to be issued pursuant to the Authorized Pre-Closing Transactions.

The representations and warranties in Section 4.7(c)(i), (ii), (iii), (v) and (vi) may be qualified as at Closing to take into account any Pre-Closing Transactions (other than an Authorized Pre-Closing Transaction), to the extent only that:

(A)	the nature of such qualification is expressly described in the notice of such Pre-Closing Transactions contemplated in Section 6.1(c); and

(B)	any such qualification is limited solely to providing that additional shares in BECL will be acquired by BEIHL, all of which must be free and clear of any Encumbrances at Closing or such other qualifications as Investors may agree in their sole discretion;

provided that clause (B) shall not apply to qualifications with respect to Section 4.7(c)(v) or (vi).

4.8 No Liabilities

(a)	Upon Closing, there will be no indebtedness owing by, or any other obligations or liabilities of, BECL or any of its Subsidiaries, BPLP, BPI, HWI or HWLP to BE or any of its Affiliates or Associates, other than the Intercompany Debt or as described in the Disclosure Letter. All Intercompany Debt outstanding at the Closing (i) may be acquired by AcquisitionCo without penalty or additional costs, including applicable Taxes, and (ii) may be repaid in full at any time without penalty or additional costs, including applicable Taxes. Any Intercompany Debt repaid prior to Closing shall be without penalty or additional costs, including applicable Taxes. Schedule E sets out the payee of such debt and any assignee of such debt.

(b)	None of BECL, the BECL Subsidiaries, BPI or BPLP or, to the Knowledge of BE or BEIHL, HWI or HWLP, has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as disclosed in the Financial Statements, in the Disclosure Letter or, in respect of BPI, BPLP, HWI or HWLP, except as incurred in the Normal Course of Business.

4.9 [intentionally deleted]

4.10 Financial Matters

The Financial Statements, true, correct and complete copies of which have been provided to the Investors, were prepared in accordance with generally accepted accounting principles and present fairly the respective assets, liabilities, revenues, expenses, financial position results of operations and changes in financial position of BECL and its Subsidiaries on a consolidated basis, and of BPLP as set out therein as at the dates thereof and for the periods therein.

4.11 Absence of Changes

Since December 31, 2001, except as described in the Disclosure Letter at or before the Master Heads Date, there has not been any

(a)	change in the financial affairs, business, assets, liabilities, financial condition, operations or prospects of BPLP, BPI, HWLP or HWI or in the condition of the

Bruce Nuclear Power Facility which would constitute a Material Adverse Change; or

(b)	damage, destruction or casualty loss, investigation by a Governmental Authority, or any other event, development or condition of any character, whether or not covered by insurance, in respect of BPLP or HWLP, BPI, HWI or the Bruce Nuclear Power Facility, which individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

4.12 Absence of Unusual Transactions

Since December 31, 2001, except as described in the Disclosure Letter and except in respect of the Authorized Pre-Closing Transactions, none of BECL, any BECL Subsidiary, BPI, BPLP, HWLP or HWI has:

(a)	transferred, assigned, sold or otherwise disposed of any of its assets or cancelled any debts or entitlements except, in each case, in the Normal Course of Business;

(b)	incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the Normal Course of Business;

(c)	suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction, except in the Normal Course of Business;

(d)	granted any bonuses, whether monetary or otherwise, or made any general wage or salary or perquisites increases in respect of its officers, directors or Employees, other than as provided for in any Collective Agreement or changed the terms of employment for any officer or Employee, except in the Normal Course of Business and consistent with past practice;

(e)	Encumbered any of its assets or property whether tangible or intangible except in the Normal Course of Business or pursuant to Permitted Encumbrances; or

(f)	directly or indirectly, declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares or partnership interests, and has not, directly or indirectly, purchased or otherwise acquired any of its shares or partnership interests.

4.13 Tax Matters

(a)	Each of BECL, the BECL Subsidiaries, BPI and BPLP has prepared and filed with all appropriate Governmental Authorities all Tax Returns required to be filed by or on behalf of it prior to Closing. All such Tax Returns are correct and complete, and no relevant fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. All Taxes shown as due and payable on all such Tax Returns, or on any assessments or reassessments in respect of any such Tax Returns have been paid in full.

(b)	Each of BECL, the BECL Subsidiaries, BPI and BPLP has paid in full all Taxes (including instalments on account of Taxes) required to be paid on or prior to Closing.

(c)	All Tax liabilities of each of BECL, the BECL Subsidiaries and BPI have been assessed by the relevant taxing authorities and notices of assessment have been issued to each such entity by the relevant taxing authorities for all taxation years or periods prior to and including the taxation years or periods ended on the dates set out in Schedule K. Except as set out in the Disclosure Letter, there are no reassessments of Taxes of any of BECL, any BECL Subsidiary BPI or BPLP that have been issued and are outstanding and there are no determinations or redeterminations in respect of BPLP or outstanding issues which have been raised and communicated to any of them by any Governmental Authority for any taxation year or period. None of BEIHL, BECL, any BECL Subsidiary, BPI or BPLP has received any notice from any Governmental Authority that an assessment, reassessment, audit, investigation or other proceeding of BECL, any BECL Subsidiary, BPI or BPLP is proposed in respect of Taxes, regardless of its merits. None of BECL, any BECL Subsidiary, BPI or BPLP have executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes or the time for filing any Tax Return.

(d)	Each of BECL, the BECL Subsidiaries, BPI and BPLP has withheld from each payment made or amount credited to any Person (including any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act) all amounts required by Applicable Law to be withheld, and furthermore, have remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each of BECL, the BECL Subsidiaries, BPI and BPLP has remitted all Canada Pension Plan contributions, employment insurance premiums, employer health Taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper Governmental Authority within the time required under

Applicable Law. Each of BECL, the BECL Subsidiaries, BPI and BPLP has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply, transfer or delivery whatsoever, made by BECL, such BECL Subsidiary, BPI or BPLP, as the case may be.

(e)	BPII’s and BPI’s adjusted cost base (for the purposes of the Tax Act) in respect of its interest in BPLP is, and at Closing will be, greater than nil. BECII’s adjusted cost base (for purposes of the Tax Act) in respect of its interest in HWLP is, and at Closing will be, greater than nil.

(f)	None of BECL, the BECL Subsidiaries, BPI or BPLP has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under Section 160 of the Tax Act.

(g)	None of Sections 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act or any corresponding provisions of any applicable provincial income tax legislation have application or will apply to BECL, the BECL Subsidiaries, BPI or BPLP at any time on or before Closing in respect of the Authorized Pre-Closing Transactions.

(h)	For all transactions between any of BECL, the BECL Subsidiaries, BPI or BPLP and any non-resident Person with whom BECL, the BECL Subsidiaries, BPI or BPLP, as the case may be, was not dealing at arm’s length during a taxation year ending on or before the Effective Time, each of BECL, the BECL Subsidiaries, BPI or BPLP, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act except to the extent that the failure to have made or to have obtained such records or documents would not result in any liability for penalties under the Tax Act.

(i)	Except as described in the Disclosure Letter, each of BECL, the BECL Subsidiaries, BPI and BPLP, is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) and the registration number (if any) of each of them is set out in the Disclosure Letter.

4.14 Material Contracts

(a)	Except as described in the Disclosure Letter, each Material Contract:

(i)	constitutes a legal, valid, binding and enforceable obligation of BECL, each BECL Subsidiary, BPI, BPLP, HWI or HWLP as applicable (in each case to the extent a party thereto) and, to the Knowledge of BE and BEIHL, of the other parties thereto, in accordance with its terms;

(ii)	is in full force and effect, unamended.

(b)	Except as described in the Disclosure Letter, there is not, under any of the Material Contracts, any default or event which, with notice or lapse of time or both, would constitute a default on the part of BECL, any BECL Subsidiary, BPI, HWI, HWLP or BPLP, as applicable, or, to the Knowledge of BE and BEIHL, any of the other parties thereto, or permit the other parties thereto to terminate, cancel or accelerate such Material Contract, whether on notice or otherwise except such events of default and other events:

(i)	as to which requisite waivers or consents have been obtained;

(ii)	which would not individually or in the aggregate, result in a Material Adverse Effect.

(c)	Except as described in the Disclosure Letter, true, correct and complete copies of all of the Material Contracts were contained in a document in the Data Room or have been disclosed in writing to the Investors during the Site Visits.

4.15 Absence of Guarantees

Except as described in the Disclosure Letter, none of BECL, any BECL Subsidiary, BPI or BPLP has given or agreed to give, or is a party to or bound by, any guarantee or indemnity in respect of indebtedness or otherwise or in respect of other obligations, of any Person, or any other commitment by which BECL or the BECL Subsidiaries, BPI or BPLP is, or is contingently, responsible for such indebtedness or other obligations.

4.16 Consents, Approvals and Waivers; No Violation

Subject to the receipt of BEIHL Required Consents, Approvals and Waivers, neither the execution and delivery by BE, BEIHL or BECL of this Agreement, nor the execution and delivery by any of BE, BEIHL, BECL, any BECL Subsidiary, BPI, BPLP, HWI or HWLP of the Ancillary Agreements to which any of them are a party, nor the consummation of the Transactions contemplated hereby:

(a)	contravene, breach or result in any default under the articles, by-laws or other organizational documents of BE, BEIHL, BECL, any BECL Subsidiary, BPI, BPLP, HWI or HWLP, as applicable;

(b)	require any Consents, Approvals and Waivers, except where the failure to obtain such Consents, Approvals and Waivers, individually or in the aggregate, would not have a Material Adverse Effect;

(c)	except as described in the Disclosure Letter, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract; or

(d)	constitute a violation of Applicable Law or any permit or licence (including a generator’s licence issued by the OEB, and the CNSC Licences) applicable to BE, BEIHL, BECL, any BECL Subsidiary, BPI, BPLP, HWI or the BPLP Business or the business of HWLP, except where such violations, individually or in the aggregate, would not have a Material Adverse Effect.

4.17 Environmental Matters

For the purposes of this Section 4.17, the term “Material Environmental Claim” means any Environmental Claim or aggregation of Environmental Claims which could result in Remediation, the cost of which would exceed $1,000,000, or which could result in the payment by BECL, BPI, BPLP or any BECL Subsidiary of more than $1,000,000 to a Person in respect of a Third Party Claim, or which could result in Remediation required by a Governmental Authority. With respect to the Bruce Nuclear Power Facility and the ownership, operation, maintenance or rehabilitation thereof by OPG, up to and including the Lease Closing Date, and by BPLP thereafter until the Effective Time, except as described in the Disclosure Letter:

(a)	BPLP has obtained and holds and, to the Knowledge of BE and BEIHL, prior to the Lease Closing Date, OPG had obtained and held all necessary Environmental Permits material to the operation of the Bruce Nuclear Power Facility;

(b)	BPLP is in material compliance with all terms, conditions and provisions of, and has used commercially reasonable efforts to cause all other Persons to materially comply with, (i) all applicable Environmental Laws, and (ii) all Environmental Permits which have been issued to BPLP, in respect of the Bruce Nuclear Power Facility, and to the Knowledge of BE and BEIHL, prior to the Lease Closing Date, OPG was in material compliance with all terms, conditions and provisions of, and had used commercially reasonable efforts to cause all other Persons to materially comply with (i) all applicable Environmental Laws, and (ii) all Environmental Permits which had been issued to OPG in respect of the Bruce Nuclear Power Facility;

(c)	since the Lease Closing Date there have been, and to the Knowledge of BE and BEIHL up to and including the Lease Closing Date there were, no Material

Environmental Claims relating to or with respect to the Bruce Nuclear Power Facility and, to the Knowledge of BE and BEIHL, there are no facts or circumstances which could reasonably be expected to form the basis for any Material Environmental Claim or result in a Material Adverse Effect to BPLP;

(d)	since the Lease Closing Date no Releases of Hazardous Substances have occurred at the Site or, to the Knowledge of BE or BEIHL, elsewhere, that have given or may give rise to a Material Environmental Claim against BECL, BPI, BPLP or the Investors;

(e)	since the Lease Closing Date BPLP has not permitted the installation, modification or creation, at the Site and, to the Knowledge of BE and BEIHL, up to and including the Lease Closing Date, there were not at the Site:

(i) any underground storage tanks, active or abandoned;

(ii) landfill or waste disposal sites, active or abandoned;

(iii) PCB-containing equipment; or

(iv) asbestos-containing materials;

that require or required removal or Remediation under applicable Environmental Law;

(f)	BECL made available to the Investors prior to the Master Heads Date all Phase I and Phase II environmental site assessments in respect of the Bruce Nuclear Power Facility which it has in its possession and control, which are listed in the Disclosure Letter; and

(g)	there are no pending or present claims, individually or in the aggregate, exceeding $1,000,000 by BECL, BPLP or any BECL Subsidiary against comprehensive general liability and excess insurance carriers for any Loss resulting from, relating to or arising from, Environmental Claims and, to the Knowledge of BE and BEIHL, at the Lease Closing Date there were no such claims by OPG.

Notwithstanding anything else in this Agreement, the representations and warranties made in this Section 4.17 are the exclusive and only representations and warranties made by BE and BEIHL with respect to environmental matters and Environmental Law compliance and no other representations and warranties in this Agreement shall be considered to relate to environmental matters or Environmental Law compliance.

4.18 Employment Matters

(a)	Except as described in the Disclosure Letter, there are no Contracts in respect of any of BECL, the BECL Subsidiaries, BPI, BPLP, HWI or HWLP for the employment or retainer of any employees, including, for greater certainty, Contracts with directors, officers, employees, independent contractors or agents providing personal services, other than Contracts of indefinite hire terminable by BPLP or HWLP without cause on reasonable notice;

(b)	Except as described in the Disclosure Letter, none of BECL, any BECL Subsidiary, BPI, BPLP, HWI or HWLP is a party to or is bound by any Contract in respect of any employee providing for severance, termination or similar payments in connection with the Transactions contemplated hereby;

(c)	As at the Master Heads Date, 39 Employees were claiming long-term disability benefits; 37 Employees actively employed had filed Workplace Safety and Insurance Act (Ontario) claims and 56 Employees were on extended sick leave;

(d)	At Closing, none of BECL or the BECL Subsidiaries will have any employees except as described in the Disclosure Letter; and

(e)	Each of BPI and HWI has, and at Closing will have, no employees except employees engaged in the BPLP Business or the business of HWLP, respectively.

4.19 Labour Matters

BEIHL made available to the Investors in the Data Room prior to the Master Heads Date a true, complete and current copy of each Collective Agreement. Except as described in the Disclosure Letter:

(a)	the Collective Agreements are the only Material Contracts (in respect of BPLP and HWLP) or material contracts (in respect of BECL or any BECL Subsidiary) with unionized workers;

(b)	each of BPLP, BPI, HWI and HWLP is in material compliance with all Employment Laws applicable to the BPLP Business or the business of HWLP, as the case may be;

(c)	none of BECL, any BECL Subsidiary, BPI or BPLP has received notice of any unfair labour practice complaint which is current or pending before any labour relations or similar board in connection with the BPLP Business;

(d)	there is no labour strike, slowdown or stoppage actually pending or, to the Knowledge of BE, BEIHL, BPLP and BPI, threatened by any authorized representative of any union or other representative of employees affecting the BPLP Business;

(e)	neither BPLP nor BPI has received notice that any representation petition respecting the Employees has been filed with any labour relations or similar board; and

(f)	no grievance or arbitration proceeding arising out of or under any Collective Agreement is pending against BPLP, BPI or any BECL Subsidiary in respect of the Employees or otherwise affecting the BPLP Business which proceeding, if determined adversely to BPLP, BPI or any BECL Subsidiary, would have a Material Adverse Effect on BPLP, BPI or an BECL Subsidiary.

4.20 Benefit Plans

(a)	True, correct, complete and current copies of all deferred compensation, profit-sharing, retirement and pension plans, programs and arrangements, and all bonus, incentive compensation, medical, hospitalization, health, welfare, dental, disability, insurance, vacation, sick leave, severance and other employee benefit or fringe benefit plans, programs and arrangements, maintained or with respect to which contributions are made by BPLP in respect of any Employees or former Employees (or any spouse, dependent or beneficiary of any such Employees or former Employees), whether formal or informal, funded or unfunded, including the BPLP Pension Plan and the BPLP Supplemental Plan (“BPLP Benefit Plans”) were contained in a document in the Data Room prior to the Master Heads Date or disclosed in writing to the Investors during the Site Visits.

(b)	Except as described in the Disclosure Letter:

(i)	the BPLP Pension Plan is the only registered pension plan under which the Employees, or any of them, accrue pension benefits, or under which former Employees (or any spouse, dependent or beneficiary of any such Employees or former Employees) are entitled to payment of any pension benefits, and has been accepted for registration under the Tax Act and has been registered with the Superintendent of Financial Institutions under the Pension Benefits Standards Act (Canada).

(ii)	the BPLP Supplemental Plan is the only non-registered pension plan under which Employees accrue pension benefits or under which former Employees (or any spouse, dependent or beneficiary of any such

Employees or former Employees) are entitled to payment of any pension benefits;

(iii)	each of the BPLP Benefit Plans has been administered in compliance with the terms of such BPLP Benefit Plan, all Applicable Law and the Collective Agreements;

(iv)	to the Knowledge of BE, BEIHL, BECL, BPLP and BPI, the BPLP Pension Plan has been administered in compliance with the terms of the BPLP Pension Plan, Applicable Law, and the Collective Agreements;

(v)	no event has occurred respecting the BPLP Pension Plan which would reasonably be expected to entitle any Governmental Authority (without the consent of BPLP) to wind-up or terminate the BPLP Pension Plan, in whole or in part;

(vi)	benefits under BPLP’s sick leave benefit plan are available solely for the purpose of paying benefits to Employees who claim to be unable to work due to injury or disease, as verified by BPLP in accordance with its internal policies. Upon termination of employment, all sick leave benefits accrued by Employees lapse, and for greater certainty, no credit or recognition is given, and no payment is made, to Employees upon the termination of their employment in respect of accrued but unused sick leave benefits;

(vii)	no fact or circumstance exists which would adversely affect the tax-exempt status of the BPLP Pension Plan;

(viii)	none of the Employees participate in or is eligible to participate in, any stock option, stock purchase, stock compensation or phantom stock plan sponsored by BEIHL or any of its Affiliates;

(ix)	the statistical data provided by BEIHL to the Investors in connection with the Employees, including the demographic data and information relating to the Employees, were true, accurate and complete in all material respects on the date that they were provided to the Investors;

(x)	all payments, contributions or premiums required to be remitted or paid to or in respect of each BPLP Benefit Plan, including the BPLP Pension Plan, have been remitted and paid in a timely fashion in accordance with the terms thereof and all applicable laws, and no taxes, penalties or fees are owing or exigible under or in respect of any such plan;

(xi)	there is no investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any BPLP Benefit Plan, including the BPLP Pension Plan, or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits);

(xii)	none of the BPLP Benefit Plans requires or permits a retroactive increase in premiums or payments;

(xiii)	neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will (A) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due or payable under any BPLP Benefit Plan, (B) increase any benefits otherwise payable under any BPLP Benefit Plan; or (C) result in the acceleration of the time of payment or vesting of any such benefits;

(xiv)	there are no participants or other individuals entitled to participate in any BPLP Benefit Plan other than Employees or former Employees (or any spouse, dependent or beneficiary of any such Employees or former Employees);

(xv)	there are no agreements or undertakings by BPLP to provide post-retirement or post-employment profit sharing, medical, hospitalization, health, welfare, dental, life insurance, or other benefits (other than benefits under the BPLP Benefit Plans) to any Employee or former Employee (or any spouse, dependent or beneficiary of any such Employees or former Employees); and

(xvi)	the BPLP Benefit Plans have not been administered in a manner that would materially increase the entitlement of members or beneficiaries thereunder and there are no agreements or understandings, written or oral, that would materially increase the entitlement of members or beneficiaries thereunder in either case, except in accordance with the relevant plan text and as required pursuant to the Collective Agreements.

4.21 Workplace Safety

Except as described in the Disclosure Letter, there are no outstanding and, to the Knowledge of BE and BEIHL, there are no pending or threatened claims, charges, orders or changes in ratings or premiums under the Workplace Safety and Insurance Act (Ontario) or the Occupational

Health and Safety Act (Ontario) which have been or could be made in connection with the BPLP Business or the business of HWLP which have or could have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything else in this Agreement, the representations and warranties made by BE and BEIHL in this Section 4.21 are the exclusive and only representations and warranties made to AcquisitionCo or the Investors by BE and BEIHL with respect to the Workplace Safety and Insurance Act (Ontario) and the Occupational Health and Safety Act (Ontario) and claims made thereunder and no other representations and warranties of BE and BEIHL in this Agreement shall be considered to relate to such matters.

4.22 Expropriation and Public Improvements

To the Knowledge of BE and BEIHL, neither the whole nor any part of the Site or any other real property or rights leased, used or occupied by BPLP or HWLP in connection with the BPLP Business or business of HWLP is subject to any pending suit for expropriation, condemnation or other taking by any Governmental Authority, and no such expropriation, condemnation or other taking has been threatened. To the Knowledge of BE and BEIHL, no public improvements with respect to the Leased Premises have been ordered to be made by any Governmental Authority which have not been completed, assessed and paid for prior to the date of this Agreement.

4.23 Legal Proceedings

Except as described in the Disclosure Letter, there are no claims, actions, suits, proceedings or investigations in progress, or, to the Knowledge of BE and BEIHL, pending or threatened, against or relating to BECL, any BECL Subsidiary, BPI, HWI, HWLP or BPLP before any Governmental Authority which, individually or in the aggregate, have or could have a Material Adverse Effect or could enjoin, restrict or prohibit the consummation of the Transactions contemplated hereby, and BE and BEIHL have no Knowledge of any existing ground on which any such action, suit, litigation or proceeding may be commenced with any reasonable likelihood of success. Except as described in the Disclosure Letter, none of BECL, any BECL Subsidiary, BPI, HWI, HWLP or BPLP is subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority, which could, individually or in the aggregate, result in a Material Adverse Effect.

4.24 Real Property Matters

(a)	BPLP has relied, without independent investigation or verification, upon:

(i)	the title opinion of Blake, Cassels & Graydon LLP addressed to BPLP and Smith Lyons LLP dated May 11, 2001 (the “Blake’s Opinion”), a copy of which has been made available to the Investors, as to the title of OPG, OPG-Huron A Inc., OPG-Huron B Inc. and OPG-Huron Common

Facilities Inc. to the lands and premises comprising the Leased Premises; and

(ii)	the opinion of Torys LLP addressed to BPLP and Smith Lyons LLP dated May 12, 2001 (the “Torys Opinion”), a copy of which has been made available to the Investors, as to the compliance of the OPG Lease with the provisions of the Planning Act (Ontario).

(b)	To the Knowledge of BE and BEIHL, there are no facts or circumstances that would render the Blake’s Opinion or the Torys Opinion (collectively the “Real Property Opinions”) incorrect in any material respect if such Real Property Opinions were given with a current date.

(c)	BPLP has all interests in real property that are required in connection with the BPLP Business.

4.25 Personal Property

Each of BPLP and HWLP either owns or has rights to use, all of the personal property currently used in the BPLP Business and business of HWLP, respectively, free and clear of all Encumbrances, other than Permitted Encumbrances.

4.26 Filings with Governmental Authorities

Except as described in the Disclosure Letter, each of BPI and BPLP has filed or caused to be filed with all Governmental Authorities, including the OEB and the CNSC, all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by BPI or BPLP with respect to the Bruce Nuclear Power Facility or the operation thereof under Applicable Law, including provincial public utility laws, the Nuclear Safety and Control Act, the Nuclear Energy Act and the Nuclear Liability Act and the respective rules and regulations thereunder, (collectively, the “Regulatory Reports”) except where the failure to do so would not have a Material Adverse Effect. All of the Regulatory Reports complied in all material respects with all Applicable Laws in effect on the date each Regulatory Report was filed, and there are no material misstatements or omissions relating to the Bruce Nuclear Power Facility in the Regulatory Reports.

4.27 Permits

(a)	Each of BPI and BPLP has all permits, licences, certificates, franchises, registrations, rights, privileges and other governmental authorizations, consents and approvals, other than Environmental Permits or the CNSC Licences (collectively, “Permits”), that are required by Applicable Law in connection with the BPLP Business and the ownership and operation of the Bruce Nuclear Power Facility, except for those Permits, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on BPLP. Except as described in the Disclosure Letter, none of BECL, BPI or BPLP has received any written notification that BPI or BPLP is in violation of any such Permits, or any Applicable Law, except for notifications of violations which would not, individually or in the aggregate, have a Material Adverse Effect on BPLP. BPLP is in compliance with all Permits and Applicable Law in respect of the BPLP Business and the Bruce Nuclear Power Facility, except for violations which would not, individually or in the aggregate, result in a Material Adverse Effect on BPLP.

(b)	The Disclosure Letter sets forth a list of all material Permits and material Environmental Permits applicable to the BPLP Business or the Bruce Nuclear Power Facility.

(c)	Each of BECL and the BECL Subsidiaries has all Permits required by it under Applicable Law, other than any Permits that would not be material to it.

4.28 CNSC Licences

BPI has all permits, licences, certificates and other consents and approvals issuable by Governmental Authorities, including the CNSC, necessary for the operation of the BPLP Business, as currently operated, pursuant to the requirements of all Nuclear Laws (collectively, the “CNSC Licences”). All of the material CNSC Licences were listed in the Data Room at the Master Heads Date and are identified in the Disclosure Letter. Except as described in the Disclosure Letter and except for correspondence and/or documents with or from the CNSC relating to potential licence non-compliance matters raised by the CNSC in the course of its ongoing regulation of the Bruce Nuclear Power Facility contained in the Data Room as at the Master Heads Date, BPI has not received any written notification that it is in violation of the CNSC Licences or any order, directive, rule or decision of the CNSC with respect to the Bruce Nuclear Power Facility, except for notifications of violations which would not, individually or in the aggregate, have a Material Adverse Effect. Set out in Schedule R to the Disclosure Letter is a summary of all potential material non-compliance matters identified by the CNSC, other than potential material non-compliance matters that BE, BEIHL, BECL, BPLP and BPI have no reason to believe or Knowledge were not resolved to the satisfaction of the CNSC, and other than the correspondence and/or documents with or from the CNSC listed in the Disclosure Letter. Except as set out in Schedule R to the Disclosure Letter, BE, BEIHL, BECL, BPLP and BPI have no Knowledge of any facts, circumstances or conditions that constitute, or could reasonably be considered to constitute, a material violation of the CNSC Licences or a potential material non-compliance matter involving the CNSC Licences. Except as described in the Disclosure Letter, each of BPI and BPLP is in compliance with the CNSC Licences and all

Applicable Laws with respect to the BPLP Business, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

4.29 Intellectual Property and Project Development Work

(a)	BPLP either owns the right, title and interest in, to and under, or has acquired a licence to use in respect of the BPLP Business, any and all Intellectual Property that is material to the conduct of the BPLP Business in the manner that the BPLP Business has heretofore been conducted.

(b)	Neither BE nor BEIHL has Knowledge that would cause it to believe that the conduct of the BPLP Business conflicts with, infringes upon or violates any rights in the Intellectual Property of any other Person, other than as set out in the Disclosure Letter.

(c)	Neither BPI nor BPLP has received any notice of any adverse claim, litigation or assertion of infringement, invalidity or unenforceability in respect of the Intellectual Property described in Section 4.29(a) other than as set out in the Disclosure Letter, and neither BPI nor BPLP is a Party to any litigation alleging that the conduct of the BPLP Business, as now carried on by BPLP, infringes upon or breaches the rights of any other Person in Intellectual Property.

(d)	Neither BE nor BEIHL has Knowledge of any claim by any Person (or any basis on which such a claim could be made) based on a breach or violation of Moral Rights relating to the Intellectual Property described in Section 4.29(a).

(e)	Effective upon Closing none of BE, BEIHL, the Dormant Entities nor any Affiliate of BE will have any interest in or rights to the Project Development Work.

4.30 Non-Arm’s Length Transactions

Except pursuant to the Authorized Pre-Closing Transactions or as contemplated by Schedule E, neither BE, any Subsidiary of BE (other than BPI) nor any Affiliate or Associate of BE is engaged in any transaction or arrangement with or has any indebtedness, liability or obligation owing to or from BPI, BPLP, HWI and HWLP, BECL or any of the BECL Subsidiaries.

4.31 No Joint Venture Interests, etc.

Except for BPLP and HWLP, none of BECL, BPI, HWI nor any BECL Subsidiary, and neither BPLP nor HWLP, is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking that is not terminable by BECL, BPI, HWI or such BECL Subsidiary at any time without penalty.

4.32 Condition of Assets

Except as described in the Disclosure Letter or as would not result in a Material Adverse Effect, the plants, buildings, structures, erections, improvements, machinery and electrical generating equipment of all kinds and fixtures situated on or used in connection with the Leased Premises or the BPLP Business are in good condition, repair and proper working order, having regard to their use and age and since the Lease Closing Date such assets have been properly and regularly maintained in accordance with Good Utility Practices.

4.33 Capital Contributions

Since November 1, 2002, BPI has made Capital Calls on behalf of BPLP aggregating $110,000,000, and all Capital Contributions from BPII and on behalf of PWU Trust and Society Trust in response thereto have been paid as of the date hereof.

4.34 Nuclear and Other Insurance Policies

BPLP and BPI have in place all Nuclear Insurance Policies. Except as described in the Disclosure Letter: (a) all material policies of fire, liability and other forms of insurance owned or held by BPI and BPLP and insuring its property and assets are in full force and effect; (b) all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid; (c) no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar or more favourable terms prior to the date of such cancellation; (d) neither BPI nor BPLP has been refused any insurance with nor has their coverage been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last 12 months; and (e) no claims under any such policies are currently outstanding.

4.35 Full Disclosure

(a)	Prior to the Master Heads Date, and except as described in the Disclosure Letter, BEIHL made available to the Investors all Contracts, documents, records and reports in BE’s, BEIHL’s or BPLP’s possession and control relating to the BPLP Business, the Bruce Nuclear Power Facility, BECL, each BECL Subsidiary, BPI or BPLP, HWI and HWLP which would reasonably be expected to be material to a purchaser of the Purchased Shares or a purchaser of the BPLP Business or the business of HWLP.

(b)	Except as identified in Schedule B, Schedule D (items 1 and 5), Schedule G (items 1, 3(a) and 3(b)), Schedule H (item 2), Schedule M (items 3 and 5) and Schedule U (item 2 (Bruce A Restart Report (BPB/99/02)) to the Disclosure Letter, none of the representations and warranties of BE and BEIHL in this Article Four has been qualified (including in the Disclosure Letter) with respect to any fact or matter which was not disclosed to the Investors by BE and BEIHL prior to the Master Heads Date in the Data Room or in writing.

(c)	For the purposes of this Section 4.35, any reference to documents, record, reports, or Contracts being made available to, or disclosed or provided to, AcquisitionCo or the Investors, means that such document, record, report or Contract was contained in the Data Room prior to the Master Heads Date or was disclosed in writing to the Investors during the Site Visits.

4.36 Nuclear Matters

For the purposes of this Section 4.36, the term “Material Nuclear Claim” means any Nuclear Claim or aggregation of Nuclear Claims which could result in Nuclear Remediation, the cost of which would exceed $1,000,000, or which could result in the payment by BECL, BPI, BPLP or any BECL Subsidiary of more than $1,000,000 to a Person in respect of a Third Party Claim, or which could result in Nuclear Remediation required by a Governmental Authority. With respect to (i) the Bruce Nuclear Power Facility and (ii) the ownership, operation, maintenance or rehabilitation thereof by each of BPI and BPLP from and after the Lease Closing Date until the Effective Time:

(a)	in the storage, handling, treatment and disposal of Nuclear Materials, each of BPI and BPLP has been and is in material compliance with all terms, conditions and provisions of, and has used commercially reasonable efforts to cause all other Persons to materially comply with, all Applicable Laws;

(b)	since the Lease Closing Date there have been, and to the Knowledge of BE and BEIHL up to and including the Lease Closing Date there were, no Material Nuclear Claims relating to or with respect to the Bruce Nuclear Power Facility and, to the Knowledge of BE and BEIHL, there are no facts or circumstances which could reasonably be expected to form the basis for any Material Nuclear Claim or result in a Material Adverse Effect to BPLP; and

(c)	since the Lease Closing Date, no Nuclear Releases have occurred at the Site or, to the Knowledge of BE or BEIHL, elsewhere, that have given or may give rise to a Material Nuclear Claim against BECL, BPI, BPLP or the Investors.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ACQUISITIONCO

AND INVESTORS

Each of the Investors severally represents and warrants to BE and BEIHL, as to itself and together with AcquisitionCo jointly and severally represents and warrants to BE and BEIHL as to AcquisitionCo (and not the other Investors) as follows, and acknowledges that BE and BEIHL is relying upon such representations and warranties in connection with AcquisitionCo’s purchase of the Purchased Shares:

5.1 Formation and Existence

(a)	Each of Cameco and TransCanada is a corporation duly incorporated and validly existing under the laws of Canada.

(b)	BPC is a trust duly formed and validly existing under the laws of Ontario.

(c)	AcquisitionCo is a corporation duly incorporated and validly existing under the laws of Ontario.

5.2 Power and Authority

Each of Cameco, TransCanada, and AcquisitionCo has the corporate power and capacity, and BPC has the power and capacity under its declaration of trust, to enter into, and to perform its obligations under, this Agreement and each Ancillary Agreement, in each case to the extent that they are a party thereto, and to carry out its obligations thereunder.

5.3 Due Authorization

Subject to the receipt of the AcquisitionCo Required Consents, Approvals and Waivers, the execution and delivery of, and the performance of obligations under:

(a)	this Agreement, has been duly authorized by all required corporate action on the part of AcquisitionCo and each of the Investors; and

(b)	all Ancillary Agreements to which it is a party, have been, or on Closing will have been, duly authorized by all required corporate action in respect of AcquisitionCo and each of the Investors.

5.4 Enforceability

(a)	This Agreement constitutes a valid and binding obligation of each of the Investors and AcquisitionCo enforceable against it, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court or arbitrator from which they are sought.

(b)	To the extent a party thereto, each Ancillary Agreement shall, upon the execution and delivery thereof, constitute a valid and binding obligation of each of the Investors and AcquisitionCo, enforceable against it, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court or arbitrator from which they are sought.

5.5 Consents, Approvals and Waivers; No Violation

(a)	Subject to the receipt of the AcquisitionCo Required Consents, Approvals and Waivers, neither the execution and delivery by AcquisitionCo or any of the Investors of this Agreement and the Ancillary Agreements to the extent a party thereto, nor the consummation of the Transactions contemplated hereby or the transactions under the Ancillary Agreements will contravene, breach or result in any default under the articles, by-laws or other organizational documents of AcquisitionCo or any of the Investors; or

(b)	The AcquisitionCo Required Consents, Approvals and Waivers are the only material consents and approvals required to be obtained by such Investor to perform its obligations under this Agreement (other than such consents and approvals as have already been obtained).

ARTICLE 6

PRE-CLOSING AND CLOSING COVENANTS

6.1 Pre-Closing Transactions

Prior to Closing BE will not undertake, and will ensure that none of its Subsidiaries, HWI, BPLP nor HWLP will undertake, any transaction, amalgamation, reorganization, disposition or exchange at or before Closing that involves shares or other interests in or the assets or liabilities of BECL or any of its Subsidiaries, BPI, HWI, BPLP or HWLP (in each case, a “Pre-Closing Transaction”), other than:

(a)	those described in Schedule H (“Authorized Pre-Closing Transactions”), which Authorized Pre-Closing Transactions BE covenants will be carried out at or prior to Closing;

(b)	the transactions contemplated by paragraph 4 of each of the PWU Heads of Agreement and the Society Heads of Agreement;

(c)	such other Pre-Closing Transactions (i) that BE wishes to undertake, (ii) in respect of which BE has provided notice and particulars thereof to the Investors not less than 10 Business Days prior to Closing and (iii) the Investors have approved in writing, acting reasonably; and

(d)	transactions of and dispositions entered into by BPLP in the Normal Course of Business or HWLP in the normal course of business.

6.2 Changes in Heads of Agreement

BE covenants with the Investors not to amend or terminate the PWU Heads of Agreement or the Society Heads of Agreement without the prior written consent of each of the Investors.

6.3 Rights of Access

During the Interim Period, BEIHL shall cause BECL, the BECL Subsidiaries, BPI and BPLP, to provide:

(a)	during ordinary business hours and upon reasonable notice and subject to compliance with all Applicable Laws and confidentiality agreements, the Investors and their Representatives with reasonable access to their management, books, records, Contracts, Intellectual Property, insurance policies, premises, properties and other information relating to BPLP, BPI, BECL and the BECL Subsidiaries, and their respective investments and businesses including, without limitation, information required in connection with the Investors Tax Rulings; and

(b)	as the Investors may reasonably request, such updated financial and operating data as BPI or BPLP provides to BECL or as BECL provides to BEIHL.

During the Interim Period BEIHL shall use commercially reasonable efforts to provide to the Investors and their Representatives access to HWLP and HWI equivalent to the access set out in (a) above with respect to BPLP and BPI.

6.4 Exclusivity

During the Interim Period, neither BE nor any of its Affiliates nor their respective Representatives shall, directly or indirectly, solicit offers from, enter into any Contracts with, or provide any information to, any third party for or relating to the transfer or sale of BE’s indirect interest in BPLP and BPI, and will advise the Investors as soon as practicable of all material aspects of any unsolicited proposal which is received.

6.5 Tax Rulings and Returns

To the extent not already submitted prior to the date hereof, the Parties shall co-operate in regard to the preparation of:

(a)	applications for a favourable tax ruling or other assurances satisfactory to BEIHL from CCRA and the Ontario Ministry of Finance regarding the availability of treaty protection under the Canada – UK Tax Treaty for the capital gain realized by BEIHL on the sale of the Purchased Shares hereunder (the “BEIHL Tax Ruling”);

(b)	applications for a favourable tax ruling or other assurances satisfactory to the Investors (acting reasonably) from CCRA and the Ontario Ministry of Finance to the effect that:

(i)	there will be no adverse tax consequences to BECL or the BECL Subsidiaries, BPI, HWI, AcquisitionCo or the Investors or their Affiliates in carrying out the Post-Closing Reorganization as soon as reasonably practicable following the Closing; and

(ii)	the Investors or their Affiliates will each have a cost for tax purposes of their interests in BPI and BPLP and HWI and HWLP equal to the fair market value thereof on the Closing;

(together, the “Investors Tax Rulings”); and

(c)	applications for a favourable tax ruling or other assurances satisfactory to BPC from CCRA that the debt of BPC will not be treated as “foreign property” for tax purposes (the “BPC Tax Ruling”).

6.6 Funding re Deferral Agreement

On Closing, AcquisitionCo and/or the Investors or one or more direct or indirect wholly-owned subsidiaries of one or more of the Investors shall provide funding to BPLP to permit the repayment on Closing of all amounts owing under the Deferral Agreement including amounts not yet due and payable, being the sum of $225,000,000 plus all interest thereon to Closing.

6.7 Trading Contracts

(a)	On Closing or as soon as practicable thereafter, the Investors shall replace all existing security for Trading Contracts and Replacement Contracts, including security provided by DTI, with security provided by one or more of the Investors. If the Investors are not able to replace any security provided by DTI for Trading

Contracts at Closing and such security is called upon subsequent to Closing, any indebtedness of BPLP resulting from such DTI security being called upon shall be the responsibility of the Investors and not BE or BEIHL.

(b)	If any Trading Contract is terminated prior to Closing, the Parties shall comply with the provisions of Schedule F.

6.8 Recommendation of BE Board

If BE is required to obtain the approval of BE Shareholders to complete the Transactions contemplated hereby the board of directors of BE shall recommend such approval in any circular or other document provided to the BE Shareholders in connection therewith and will not change or vary such recommendation, unless

(a)	BE and/or BEIHL receives an unsolicited arm’s length proposal in connection with the direct or indirect acquisition of BPLP which, in the reasonable judgment of such board of directors, is superior to the sale of the Purchased Shares contemplated hereby; or

(b)	other circumstances arise which result in such board of directors determining, upon receipt of a written legal opinion, a copy of which is delivered promptly to the Investors, that the directors have a fiduciary obligation to change or vary such recommendation.

6.9 Break Fee

If:

(a)	any unsolicited arm’s length offer or proposal is received by BE and/or its Subsidiaries and such unsolicited offer or proposal results in BE selling all or any portion of its indirect interest in BPLP to any Person other than AcquisitionCo; or

(b)	approval of the BE Shareholders is required to complete the Transactions contemplated hereby and either:

(i)	such Transactions (or such part thereof as is required to be approved by the BE Shareholders) are rejected by the BE Shareholders; or

(ii)	the board of directors of BE fails to recommend the sale of the Purchased Shares and other Transactions contemplated hereby to the BE Shareholders and the BE Shareholders do not approve such Transactions (or such part thereof as is required to be approved by the BE Shareholders);

then BE shall pay to the Investors if the circumstances contemplated in Section 6.9(a) above occur within three Business Days after demand, and if the circumstances contemplated in Section 6.9(b) occur within six Business Days after demand, an aggregate break fee of $15,000,000, provided that, in the case of Section 6.9(b) above, if an Insolvency Official is appointed in respect of BE or BEIHL not later than the end of the five Business Day period contemplated in Section 6.11(d)(iv)(A) and, within five Business Days following such appointment, such Insolvency Official affirms and agrees to be bound by this Agreement, no such fee shall be payable, and the Parties shall complete the Transactions contemplated hereby in accordance with the terms hereof.

6.10 [Intentionally deleted]

6.11 Co-operation and Compliance

(a)	Subject to the terms and conditions of this Agreement and Applicable Law, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated hereby, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations under this Agreement.

(b)	BE and BEIHL shall cause BECL, the BECL Subsidiaries, BPI and BPLP to comply with this Agreement, and to execute any applicable Ancillary Agreements to which it is a party at Closing.

(c)	At Closing, Cameco will provide, or, if applicable, cause CBHI to provide, the waivers and releases contemplated in Section 8.3(j).

(d)	Cameco will ensure that neither it nor CBHI pursues any of the rights or claims contemplated in Section 8.3(j) until the earliest of:

(i)	February 14, 2003;

(ii)	the date on which the board of directors of BE determines not to recommend or support the Transactions contemplated hereby to the BE Shareholders;

(iii)	if the Transaction is rejected by the BE Shareholders:

(A)	the date that is five Business Days following the date on which the Transaction is rejected by the BE Shareholders (“Shareholders’ Rejection”) if, within such five Business Day period, no Insolvency Official is appointed in respect of BE or BEIHL in connection with the insolvency of BE or BEIHL; and

(B)	if an Insolvency Official is so appointed within such five Business Day period, the date that is five Business Days after the date of such appointment if, within such further five Business Day period, such Insolvency Official does not affirm in writing and agree to be bound by this Agreement and the Ancillary Agreements; and

(iv)	the termination of this Agreement;

provided that Cameco and CBHI shall not be precluded from acting so as to preserve (but not otherwise pursue) such rights and claims if (x) an Insolvency Official is appointed as contemplated in Section 6.11(d)(iv) or (y) Cameco determines, acting reasonably, that the CNSC will not provide the confirmation contemplated in Section 8.2(g).

6.12 Confidentiality and Access to Information

(a)	With the exception of information which:

(i)	is generally available to the public;

(ii)	becomes generally available to the public other than as a result of a breach of these provisions by AcquisitionCo or any of the Investors;

(iii)	can be demonstrated to have been known or available to AcquisitionCo or any of the Investors or independently developed by AcquisitionCo or any of the Investors;

(iv)	was received in good faith from an independent Person who was lawfully in possession of such information free of any obligation of confidence of which AcquisitionCo, the Investors or their respective Subsidiaries had knowledge;

(v)	is released from the provisions of this Agreement by the written authorization of BE or BEIHL; or

(vi)	is provided to a third party to the extent relevant to obtaining Consents, Approvals and Waivers contemplated hereunder;

(vii)	is provided to OPG or the Province of Ontario to the extent relevant in order to comply with the OPG Heads of Agreement; or

(viii)	AcquisitionCo or any of the Investors has a duty to disclose under any Applicable Law, in which event, AcquisitionCo or any of the Investors will make such disclosure on a confidential basis if available and shall restrict such disclosure to the extent necessary in order to comply with Applicable Law;

AcquisitionCo and the Investors shall:

(ix)	prior to the Closing, keep confidential all information disclosed to it by BE or its Subsidiaries (or their Representatives) relating to BECL, the BECL Subsidiaries, BPLP, BPI, HWI or HWLP;

(x)	without temporal limitation, keep confidential all information disclosed to it by BE or its Subsidiaries (or their Representatives) prior to Closing relating to BE, its Subsidiaries, or any Persons directly or indirectly owned by BE, but excluding information relating to BECL, the BECL Subsidiaries, BPLP, BPI, HWI or HWLP.

If this Agreement is terminated without completion of the Transactions contemplated hereby, AcquisitionCo and the Investors shall promptly destroy all information required to be kept confidential hereunder, and shall continue to maintain the confidence of all such information.

(b)	After Closing, BE and BEIHL and their Subsidiaries shall keep confidential all information relating to BECL, the BECL Subsidiaries, BPI, BPLP, HWI, HWLP and the BPLP Business, except information which:

(i)	is generally available to the public;

(ii)	becomes generally available to the public other than as a result of a breach of these provisions by BE, BEIHL or any of BE’s Subsidiaries;

(iii)	was received in good faith after Closing from an independent Person who was lawfully in possession of such information free of any obligation of confidence of which BE or its Subsidiaries has knowledge;

(iv)	is released from the provisions of this Agreement by the written authorization of the Investors; or

(v)	is required to be disclosed pursuant to Applicable Law, in which case BE, BEIHL or any of its Subsidiaries shall make disclosure on a confidential basis if available and shall restrict such disclosure to the extent necessary in order to comply with Applicable Law.

(c)	Notwithstanding Section 6.12(a), BE shall have the right to make this Agreement available for review by BE and its Shareholders and any applicable Governmental Authority in connection with the Shareholders’ Meeting excluding the Disclosure Letter unless otherwise required by Applicable Law including the United Kingdom Listing Authority;

(d)	Notwithstanding Section 6.12(a), the Parties shall have the right to make this Agreement, and any relevant facts relating to the Transactions contemplated hereby, available to the applicable tax authorities for the purposes of obtaining the BEIHL Tax Ruling, the Investors’ Tax Ruling or the BPC Tax Ruling.

(e)	Notwithstanding Section 6.12(b), BE and BEIHL shall have the right to disclose information in respect of BPLP and BPI to the Province of Ontario to the extent necessary under the OPG Heads of Agreement.

6.13 Public Statements

Prior to Closing, no Party shall issue or make any public announcement or press release (a “Public Announcement”) with respect to this Agreement or the Transactions contemplated hereby without the prior written consent of the Investors and BEIHL, which consent shall not be unreasonably withheld or delayed, except as may be required by Applicable Law or a Governmental Authority; but the Parties may make statements or other public disclosure without such prior written consent that is consistent with Public Announcements to which such consent has previously been obtained. If such disclosure is required by Applicable Law or a Governmental Authority, the Party required to make such disclosure shall, if practicable, provide prior notice to the other Parties of such requirement, the nature thereof, and the nature of the proposed disclosure, and shall limit the scope of such disclosure to the extent necessary to comply with such requirement.

6.14 Consents, Approvals and Waivers

Each of BEIHL, the Investors and AcquisitionCo shall have the right to review in advance information which appears in any application, notice, petition or filing made seeking Consents, Approvals and Waivers required in connection with the Transactions contemplated hereby. For greater certainty, neither BEIHL, the Investors nor AcquisitionCo shall make or file such an application, notice, petition or filing in connection with the Transactions contemplated hereby without first providing such application, notice, petition or filing to the other party and the other party a reasonable opportunity to provide any comments it may have in respect thereof.

6.15 Pre-Closing Transaction Request

Prior to Closing, AcquisitionCo may request that BECL amalgamate with one or more of the BECL Subsidiaries or that one or more of the BECL Subsidiaries be wound up into BECL or amalgamate with each other. BEIHL shall cause such amalgamation or amalgamations or winding-up or windings-up to occur prior to Closing, provided that in the opinion of BEIHL, acting reasonably, such transaction or transactions do not, individually or in the aggregate, result in adverse Tax or other consequences to BE or its Affiliates and are not otherwise inconsistent with the Authorized Pre-Closing Transactions.

6.16 Capital Contributions

Prior to Closing BE and BEIHL shall cause BPII to fund its proportionate share (85%) of Capital Contributions to BPLP in accordance with the BPLP Business Plan.

6.17 Removal of Liabilities

BE and BEIHL covenant that prior to or concurrent with Closing:

(a)	BE shall remove or discharge all liabilities (existing or future, accrued, absolute, contingent or otherwise) and obligations which BECL, the BECL Subsidiaries, BPI (other than liabilities solely as the general partner of BPLP) and HWI (other than liabilities solely as the general partner of HWLP) may have, other than the Intercompany Debt that reduces the Purchase Price and the BECL Group Pre-Closing Tax Liabilities; and

(b)	BECL will not own, directly or indirectly, any interest in, and none of BECL, the BECL Subsidiaries, BPI or BPLP will have any liability to, or relating to, the Dormant Entities and BECL will have distributed to BEIHL (or any other entity that is not a Subsidiary entity of BECL), any assets acquired by BECL or any of its Subsidiaries in exchange for any assets transferred by the Dormant Entities as part of the Authorized Pre-Closing Transactions;

so that the Investors will not suffer any loss or detriment as a result of AcquisitionCo acquiring the Purchased Shares rather than directly acquiring shares of BPI and HWI and limited partnership interests in BPLP and HWLP (a “Direct Acquisition”).

6.18 Prior to Closing

BE and BEIHL shall use all commercially reasonable efforts in its capacity as an indirect shareholder of BPI and indirect limited partner of BPLP (and subject to any restrictions imposed in the Bruce Power LPA and BPI Shareholder Agreement) to cause the BPLP Business to be operated in the Normal Course of Business. BE and BEIHL represent and warrant that from the Master Heads Date until the date of this Agreement the BPLP Business has been conducted in the Normal Course of Business.

6.19 Pre-Closing Ruling Condition

If there are adverse tax consequences in connection with the matters contemplated in Sections 6.5(b)(i) and (ii), and BEIHL wishes the Investors to complete the Transactions contemplated hereby without satisfaction of the conditions in Section 8.1(i), the Investors agree to consider whether a proposal by BEIHL to complete the Transactions contemplated hereby without satisfaction of such condition can be carried out (a) at no cost to BECL or to BECL Subsidiaries, BPI, HWI, AcquisitionCo or the Investors or their Affiliates beyond that for which BE and BEIHL shall agree to provide compensation at Closing by a reduction in the Closing Purchase Price Payment and (b) at no further risk to BECL, the BECL Subsidiaries, BPI, HWI, AcquisitionCo or the Investors or their Affiliates that the cost could exceed the amount of such reduction, provided that the Investors shall have no obligation to agree to any such proposal.

6.20 Direct Acquisition

Despite any other provision of this Agreement, if BE and BEIHL determine that carrying out a sale of the Purchased Shares as contemplated hereby is no longer more financially advantageous to them than a Direct Acquisition and, subject to their reimbursing the Investors for all associated costs of any kind which the Investors have incurred, BE and BEIHL may elect, by notice in writing not later than 10 Business Days before Closing, to require the Investors to complete the Transactions contemplated hereby through a Direct Acquisition on the same terms and conditions set out herein subject to such amendments as are appropriate to reflect a Direct Acquisition.

ARTICLE 7

POST CLOSING COVENANTS

7.1 Tax Matters

(a)

The Investors and/or AcquisitionCo shall make or prepare, or shall cause to be made or prepared, all Tax Returns required to be made or prepared by BECL, BPI, BPLP and any BECL Subsidiary for any period which ends on or before Closing or which begins before Closing and ends after Closing and to duly and timely file, or cause to be filed, all Tax Returns required to be filed by BECL, BPI, BPLP and any BECL Subsidiary, for any period which ends on or before Closing or which begins before Closing and ends after Closing, to the extent such Tax Returns have not been made, prepared or filed, as the case may be, before Closing. The Investors and/or AcquisitionCo may cause BECL, BPI and any BECL Subsidiary to make the election referred to in subsection 256(9) of the Tax Act, and any comparable provisions of applicable provincial legislation, and to file such election(s) for the respective taxation years of BECL, BPI and a BECL Subsidiary, as the case may be, ending immediately before the Effective Time.

(b)	Subject to the provisions of Article 9, each of the Investors and BEIHL shall provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any proceedings by a Governmental Authority relating to liability for Taxes of BEIHL, BECL, any BECL Subsidiary, BPI, BPLP, HWI or HWLP and, until the expiration of the applicable limitation period in respect of such liability for Taxes, each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination and each will provide the requesting party with such records or information. Subject to the provisions of Article 9 any information obtained pursuant to this Section 7.1 or pursuant to any other Section of this Agreement providing for the sharing of information in or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.

(c)	Notwithstanding Section 7.1(a), the Parties shall cooperate in regard to the preparation of the Tax Returns of BECL, BPI, BECII and BPII pertaining to the fiscal periods ending on or before Closing and which have not been filed prior to the date hereof, which Tax Returns of BPI and BPII will include income reported on the partnership information returns of BPLP pertaining to fiscal periods ending on or prior to December 31, 2002). In calculating the income of BECL, BPI, BPII, BECII and BPLP, all reasonable deductions from income shall be taken in connection with such Tax Returns. BE shall have the opportunity to review and suggest revisions to the Tax filing positions adopted in this respect and the Investors and AcquisitionCo, as the case may be, will implement such suggested revisions to the extent they are reasonable and consistent with the principles of this Section 7.1 and Schedule D.

(d)

In the event that the Parties, acting reasonably, are unable to agree, on or before the date (the “Six Month Date”) that is six months after Closing, on the amount of the Second Revised Estimated Tax Liability (as defined in Schedule D), the

Second Revised Estimated Tax Liability will be deemed to be the higher amount of the two amounts estimated by the Parties and all relevant Tax Returns will be filed and all releases from, and contributions to, the Tax Liability Holdback Account on or after the Six Month Date will be determined, based on such deemed amount. In such event, the Investors and AcquisitionCo shall notify BE and BEIHL in writing of the receipt of any assessment or reassessment of Taxes or determination or redetermination of income (an “Assessment”) that relates to the BECL Group Pre-Closing Tax Liabilities within 30 days of the receipt of such Assessment. Within 30 days of the receipt of such notice, BE and BEIHL shall advise the Investors whether they wish to contest such Assessment, and if they do, the Investors and AcquisitionCo shall take all necessary steps, at the expense of BE and BEIHL, to initiate a contest of such Assessment. The Investors and AcquisitionCo, on the one hand, and BE and BEIHL, on the other hand, shall assume jointly the contest of such Assessment and shall act reasonably in connection with the contest and management of such contest. If the Investors and AcquisitionCo do not give BE and BEIHL notice of an Assessment as required herein, to the extent that such failure has prejudiced the ability of BE and BEIHL to contest the Assessment, then the BE Group Pre-Closing Tax Liabilities shall be determined for all purposes of this Agreement as if BE and BEIHL had been successful in contesting the Assessment.

(e)	To the extent AcquisitionCo, BECL or its Subsidiaries receives a refund or recovery of Taxes that were included in determining the BECL Group Pre-Closing Tax Liabilities as agreed to by the Parties on or before the Six Month Date or as deemed pursuant to Section 7.1(d) such that the BECL Group Pre-Closing Tax Liabilities are less than that agreed to by the Parties or deemed pursuant to Section 7.1(d), the amount of such refund or recovery shall be paid to BEIHL as soon as reasonably practicable.

7.2 Non-Competition

Subject to Section 7.6, neither BE nor any of its Affiliates shall, for a period of two years following Closing, become involved in nuclear electric power operations in Canada. For greater certainty, management consulting services of the kind conducted in Canada by BE or its Affiliates as of the Master Heads Date (which for greater certainty do not and will not include any management services) will not be regarded as a breach of this Section 7.2.

7.3 Non-Solicitation - Employees

For a period of two years following Closing, neither BE nor any of its Affiliates shall solicit any of BPI’s or BPLP’s existing employees as at the Master Heads Date.

7.4 Remedies for Breach

Notwithstanding Section 11.5, AcquisitionCo and the Investors shall be entitled to seek injunctive relief in a court of competent jurisdiction in connection with any breach by BE or any of its Affiliates of its obligations under Sections 6.4, 7.2 or 7.3.

7.5 Change of Name

Not later than ten Business Days after Closing, the Investors shall ensure that none of BECL or any BECL Subsidiary continues to use the name “British Energy” or any name similar thereto or derived therefrom.

7.6 Post-Closing Support Services

BE agrees to provide support services as requested from time to time by BPLP to support the plant operations of the Bruce Nuclear Power Facility for a period of four years after Closing on terms to be agreed between BE and BPLP, acting reasonably.

7.7 Financial Statements of BPLP

(a)	After Closing, the Investors shall, at the expense of BE and without liability to any of the Investors, BECL, BECL Subsidiaries, BPI or BPLP or their respective directors, officers and partners, cause financial statements of BPLP to be prepared using both Canadian and United Kingdom generally accepted accounting principles, for the period to the Closing Date. Such financial statements shall be prepared using the accounting policies which were applicable as at the Closing Date and shall be made available as soon as practicable following the Closing Date. The level of supporting detail provided shall be sufficient to allow BE to make the necessary financial disclosures in its annual report.

(b)	Such financial statements shall be audited by PricewaterhouseCoopers LLC, at the expense of BE, and the Investors shall permit PricewaterhouseCoopers LLC to provide the results of their audit to the directors of BEIHL.

(c)	After Closing, the Investors shall, upon reasonable notice from BE and subject to compliance with all applicable confidentiality agreements and restrictions, provide BEIHL or its Representatives with reasonable access to all management, books, records and other information relating to BPLP, BECL and its Subsidiaries and their respective investments and businesses, including information required in connection with completion of the audit by PricewaterhouseCoopers LLC.

ARTICLE 8

CONDITIONS

8.1 Conditions to Obligations of AcquisitionCo

The obligations of AcquisitionCo to purchase the Purchased Shares and consummate the other Transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing Date (or the waiver in writing by AcquisitionCo) of the following conditions:

(a)	no preliminary or permanent injunction or other order, judgment or decree by any Governmental Authority which restrains, enjoins or otherwise prohibits the purchase of the Purchased Shares by AcquisitionCo or the consummation of the other Transactions contemplated hereby shall have been issued and remain in effect and no Applicable Law shall have been enacted, which prohibits the purchase of the Purchased Shares by AcquisitionCo or the consummation of the other Transactions contemplated hereby;

(b)	BE and BEIHL shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by BE and BEIHL on or prior to the Closing;

(c)	subject to the obligation of AcquisitionCo and the Investors to complete the Transactions contemplated hereby despite the occurrence of one or more Material Adverse Changes having an aggregate Value of less than $350,000,000, the representations and warranties of BE and BEIHL set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except that representations and warranties in Sections 4.7, 4.8(a), 4.13, 4.18(d) and (e) and 4.30 shall be true and correct in all respects at Closing as though made at and as of such time and any representation or warranty qualified by materiality, Material Adverse Effect or a dollar threshold with respect to a claim shall be true and correct in all respects as of the Closing as though made at and as of such time subject to such qualification or dollar threshold as applicable;

(d)	AcquisitionCo and the Investors shall have received a certificate from a director or a senior officer of BE and BEIHL, respectively, dated the Closing Date that the conditions set forth in Sections 8.1(b), (c) and (l) have been satisfied by BE and BEIHL;

(e)

AcquisitionCo and the Investors shall have received a certificate from a director or senior officer of BE and BEIHL, (i) that no Material Adverse Change has occurred since the Master Heads Date or (ii) if one or more Material Adverse

Changes have occurred, identifying the aggregate Value thereof (it being acknowledged and agreed by the Investors that no fact or matter described in Schedule D to the Disclosure Letter shall constitute a Material Adverse Change that has occurred since the Master Heads Date);

(f)	the Investors shall have received a favourable opinion from BE and BEIHL’s Counsel dated the Closing Date, and satisfactory in form and substance to the Investors, acting reasonably as to authorization, execution, delivery and enforceability (including matters of attornment) of this Agreement and each applicable Ancillary Agreement and as to the transfer of Purchased Shares, shares in BPI and BPII, partnership interests and Intercompany Debt (if applicable);

(g)	BE and BEIHL shall have delivered, or caused to be delivered to AcquisitionCo and the Investors, as applicable, BEIHL’s closing deliveries described in Section 3.2;

(h)	to the extent that it is a party thereto, each of BEIHL, BECL, any BECL Subsidiary, BPI or BPLP shall have executed and delivered to the other parties thereto all Ancillary Agreements;

(i)	AcquisitionCo and the Investors shall have received the Investors Tax Rulings in form and substance satisfactory to the Investors, acting reasonably;

(j)	BPC shall have received the BPC Tax Ruling in form and substance satisfactory to BPC, acting reasonably;

(k)	all Consents, Approvals and Waivers required in connection with the consummation of the Transactions contemplated hereby shall have been obtained by BE or the Investors other than (i) those Consents, Approvals and Waivers contained in Sections 8.1, 8.2, or 8.3 or (ii) Consents, Approvals or Waivers which, if not obtained, would not individually or in the aggregate have a Material Adverse Effect;

(l)	the obligations contained in Sections 6.1, 6.2, 6.4, 6.16 and 6.17 shall have been complied with by the respective covenantors in such Sections;

(m)	none of the individuals identified in writing by the Investors to BE contemporaneously with the execution and delivery of the Master Heads of Agreement shall have left BPI or BPLP’s employment, or announced their intention to do so, prior to Closing;

(n)	no Distributions shall have been made by BPLP to BPII during the Interim Period;

(o)	(i) BPII shall have forgiven the Phase I Loans owing to BPII from PWU Trust and Society Trust under their respective investment agreements, (ii) BPII shall have transferred an additional aggregate 2.6% interest in BPLP to PWU Trust and Society Trust, (iii) the PWU Investment Agreement and the Society Investment Agreement shall have been terminated and (iv) the arrangements with PWU Trust and Society Trust shall have been further amended as described in the PWU Heads of Agreement and the Society Heads of Agreement, respectively;

(p)	subject to Schedule F, no additional Trading Contracts shall have been entered into by BPLP prior to Closing except in the Normal Course of Business and only if the Trading Contracts are either on a spot price basis or are fixed price contracts for a term not exceeding 31 days;

(q)	delivery of an estoppel certificate from OPG as to the OPG leases in form and substance satisfactory to the Investors acting reasonably;

(r)	since the Master Heads Date, the BPLP Business shall have been operated in the Normal Course of Business;

(s)	the Investors shall have received a certificate from the President or another senior officer of BE, in form and substance satisfactory to the Investors acting reasonably, that no default exists under the OPG Lease, other than a default arising from BE’s insolvency which will be irrevocably waived by OPG upon the Closing; and

(t)	the Investors shall have received at Closing, in form and substance satisfactory to the Investors, acting reasonably, a legal opinion or opinions (the “Closing Date Real Property Opinion”) dated as of the Closing Date that confirms in all material respects the Real Property Opinions, respectively, as of the Closing Date.

8.2	Mutual Conditions

The obligations of each of the Parties to complete the Transactions contemplated hereby shall be subject to the fulfilment at or prior to Closing of the following conditions:

(a)	the relevant parties shall have waived the Transfer requirements in Section 7.9 of the Bruce Power LPA;

(b)	the relevant parties shall have waived the Transfer requirements in Sections 3.6 and 4.3 of the BPI Shareholders Agreement;

(c)	the Uranium Dioxide Supply Agreement between Cameco and BPLP dated May 11, 2001 shall have been amended to delete all references therein to the Reference Price Agreement;

(d)	General Electric Canada Inc. shall have agreed to amend the agreement between BPLP and General Electric Canada Inc. dated May 27, 2002 to substitute the Investors for BE as several co-guarantors of BPLP’s obligations thereunder and under the related guarantee agreement, and BE shall have been released from its obligations under such agreements;

(e)	receipt of an advance ruling certificate or no action letter under the Competition Act on terms satisfactory to the Parties;

(f)	BE shareholder approval of the Transactions contemplated hereby unless an exemption from the requirement to obtain such approval is obtained from the United Kingdom Listing Authority or the rules of such Authority requiring such approval do not apply;

(g)	confirmation reasonably satisfactory to the Investors from the CNSC that (a) the alternative several financial assurance arrangements as a result of the Transactions contemplated hereby are acceptable and (b) no material new CNSC licence conditions will be imposed on BPI as licensee or BPLP as a result of the Transactions contemplated hereby;

(h)	waivers by CBHI, PWU Trust and Society Trust in respect of their consent to Transfer pursuant to Section 7.1 (Prohibition on Transfer) and of their rights under Section 5.3 (Change of Control of General Partner), Section 7.5 (Right to Match Offers) (including Section 7.5(e)), Section 7.6 (Piggyback Offer), Section 7.8 (Right to Object to Purchase Price) and Section 7.9 (Additional Conditions to any Transfer or Encumbrance) of the Bruce Power LPA (with such waiver to constitute, to the extent applicable, a “Special Resolution” as defined in the Bruce Power LPA) and equivalent rights of Cameco under the BPI Shareholder Agreement shall have been received, in each case in respect of the Transactions contemplated hereby;

(i)	waiver by CBHI, PWU Trust and Society Trust of their respective rights, if any, under Articles 8 and 10 of the Bruce Power LPA, in each case in respect of the Transactions contemplated hereby;

(j)	the consent of OPG and its Subsidiaries under all relevant agreements which require such a consent to a change of control or effective control or Transfer (as defined in such agreements) of BPLP and/or BPI as a consequence of the Transactions contemplated hereby shall have been received, as more particularly set out in the OPG Heads of Agreement, which agreements will otherwise remain unamended except as contemplated or scheduled herein or as provided in the OPG Heads of Agreement;

(k)	the waiver by OPG and its Subsidiaries of the rights of OPG and its Subsidiaries under the OPG Lease and related agreements arising from any BE insolvency-related event (including BE going into administration) shall have been received, as more particularly set out in the OPG Heads of Agreement, which OPG Lease and agreements will otherwise remain unamended except as provided in the OPG Heads of Agreement;

(l)	approval of the DTI pursuant to its Credit Agreement dated 28 November 2002 as amended, restated or replaced from time to time (the “DTI Credit Agreement”) and satisfaction or waiver of the conditions specified in the DTI Letter;

(m)	at Closing (i) each of BPLP, BPII and BECL will be released from their guarantees to the DTI under the DTI Credit Agreement (ii) the shares of BECL and BPII, if any, pledged pursuant thereto will be released by the DTI and (iii) BPLP, BPI, BPII and BECL will have no further present or future obligations or liabilities of any kind under the DTI Credit Agreement;

(n)	the completion of the transactions contemplated in the OPG Heads of Agreement including receipt by OMERS and BPC of OPG’s consent pursuant to Section 1(i)(C) thereof;

(o)	if any Trading Contract shall have been terminated prior to Closing, the Parties shall have complied with the provisions of Schedule F;

(p)	no Material Adverse Change shall have occurred during the Interim Period with an aggregate Value in excess of $350,000,000; and

(q)	the Cameco Investment Agreement shall have been terminated.

8.3 Conditions to Obligations of BEIHL

The obligations of BEIHL to sell and transfer the Purchased Shares and consummate the other Transactions contemplated hereby shall be subject to the fulfilment at or prior to Closing (or the waiver in writing by BEIHL) of the following conditions:

(a)	no preliminary or permanent injunction or other order, judgment or decree by any Governmental Authority which restrains, enjoins or otherwise prohibits the sale and transfer of the Purchased Shares to AcquisitionCo or the consummation of the other material transactions contemplated by this Agreement shall have been issued and remain in effect and no Applicable Law shall have been enacted which prohibits the sale and transfer of the Purchased Shares to AcquisitionCo or the consummation of the other Transactions contemplated hereby;

(b)	AcquisitionCo and the Investors shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by AcquisitionCo and the Investors on or prior to Closing;

(c)	the representations and warranties of AcquisitionCo and the Investors set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

(d)	BEIHL shall have received an opinion from AcquisitionCo’s Counsel and/or counsel to the Investors or OMERS as appropriate, dated the Closing Date, and satisfactory in form and substance to BEIHL, acting reasonably as to authorization, execution and delivery by and enforceability against AcquisitionCo, the Investors and OMERS of this Agreement and each applicable Ancillary Agreement;

(e)	AcquisitionCo shall have delivered, or caused to be delivered, to BEIHL at the Closing, AcquisitionCo’s closing deliveries described in Section 3.3;

(f)	all BEIHL Required Consents, Approvals and Waivers shall have been obtained;

(g)	to the extent a party thereto, AcquisitionCo and each Investor shall have executed and delivered to the other parties thereto all Ancillary Agreements;

(h)	BEIHL shall have received the BEIHL Tax Ruling in form and substance satisfactory to BEIHL, acting reasonably;

(i)	effective on Closing, the Investors will have severally assumed BE’s financial assurance obligations to BPLP with respect to section 11.3 of BPI’s CNSC licence in the aggregate amount of $222,000,000 and BPLP shall have released BE’s obligations thereunder;

(j)	waiver and release by Cameco and CBHI as and from Closing of all causes of action, if any, arising from the allegations referred to in the letter from Cassels

Brock & Blackwell LLP dated October 8, 2002 and all other related claims related to BPLP;

(k)	there shall have been provided a release of the directors and officers of BECL in favour of the directors and officers described in Section 3.2(h) from BECL, the BECL Subsidiaries and BPI;

(l)	BE and BEIHL shall have received an undertaking of BPLP to issue the declaration of in-service in respect of the restart of each Bruce A Unit (3 or 4) as soon as practicable after BPI determines, acting reasonably, that such a declaration can be made; and

(m)	the obligations contained in Section 6.6 shall have been complied with by AcquisitionCo and the Investors.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification

(a)	BE and BEIHL shall indemnify, defend and hold harmless AcquisitionCo, the Investors and their respective Affiliates, and each of their respective officers, directors, employees, shareholders, trustees and agents (each, an “Investors Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, assessments, reassessments, charges, payments, costs and expenses and accrued interest thereon (including the costs and expenses of, and accrued interest in respect of, any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable lawyers’ and other professionals’ and experts’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Investors Indemnitee relating to, in connection with or resulting from:

(i)	or arising out of any breach by BE and/or BEIHL of any representations and warranties contained in this Agreement or incorrectness in any certificate furnished by BE or BEIHL pursuant to Sections 3.2(e), 8.1(d) or 8.1(e);

(ii)	or arising out of any breach by BE and/or BEIHL of any covenants or agreements contained in this Agreement;

(iii)	or arising out of any adverse tax consequences to BECL or any of its Subsidiaries, AcquisitionCo, the Investors, or any of their respective Affiliates, suffered by any of them as a result of any Post-Closing Reorganization or any failure of the Investors’ Tax Rulings to apply, in each case to the extent that such adverse tax consequences resulted from any misstatement of fact by BE and/or BEIHL, or any omission by BE and/or BEIHL to state a relevant fact in regards to BE or its Subsidiaries, BPLP or HWLP, including any such misstatement or omission relating to any Pre-Closing Transaction, all as further described in Schedule D;

(iv)	or in respect of the BECL Group Pre-Closing Tax Liabilities and the Transactions Differential Adjustment Amount.

(b)	It is the intention of BE and BEIHL to constitute the Investors as trustee for the Investors Indemnitees that are not party to this Agreement of the covenants of BE and BEIHL in this Section 9.1 and the Investors severally agree to accept such trust and to hold and enforce such covenants on behalf of their respective Investors Indemnitees.

(c)	Subject to Section 11.1, the Investors and AcquisitionCo shall severally indemnify, defend and hold harmless BE and BEIHL and their respective Affiliates (other than BECL and its subsidiaries, and each of their respective officers, directors, partners, general partners, limited partners, members, employees, shareholders, and agents (each, a “BEIHL Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any BEIHL Indemnitee relating to, in connection with, resulting from or arising out of any breach by the Investors of any representations and warranties or covenants or agreements contained in this Agreement. It is the intention of the Investors to constitute BEIHL as trustee for the BEIHL Indemnitees that are not party to this Agreement of the covenants of the Investors in this Article 9 and BEIHL agrees to accept such trust and to hold and enforce such covenants on behalf of such BEIHL Indemnitees.

(d)	The expiration or termination of any representation and warranty shall not affect the Parties’ obligations under this Article 9 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) with proper notice of the claim or event for which indemnification is sought prior to such expiration or termination. For greater certainty, any claim for indemnification under Article 9 arising as a result of a breach of a representation and warranty contained in this Agreement shall be made not later than the date on which, pursuant to Section 11.6, such representation or warranty terminated.

(e)	BE’s and BEIHL’s obligations under this Article 9 shall be limited as follows:

(i)	neither AcquisitionCo nor the Investors shall be entitled to claim in respect of an Indemnifiable Loss under Section 9.1(a)(i) until the time that the aggregate amount of all Indemnifiable Losses under Section 9.1(a)(i) exceeds $20,000,000 (for greater certainty, once such threshold is reached, AcquisitionCo and the Investors shall be entitled to claim for all Indemnifiable Losses except as otherwise expressly provided for herein), provided that there shall be no such threshold in respect of Indemnifiable Losses relating to :

(A)	representations and warranties relating to Taxes;

(B)	representations and warranties as to title to the Purchased Shares, the shares of BPI or BPII or the interests of BPI and BPII in BPLP; or

(C)	any representations relating to intercorporate liabilities or obligations between BE and its Affiliates and Associates, BPI and BPLP;

(ii)	the amount of an Indemnifiable Loss shall be reduced to the extent that the Loss upon which it is based has been taken into account in reducing the Purchase Price pursuant to Section 2.2(c) hereunder, in which case the amount of any such Indemnifiable Loss shall not be included in the calculation of the $20,000,000 threshold referred to in Section 9.1(e)(i) above;

(iii)	to the extent no threshold applies in respect of an Indemnifiable Loss, the amount of any such Indemnifiable Loss shall not be included in the calculation of the $20,000,000 threshold referred to above in Section 9.1(e)(i);

(iv)	no Investor shall be entitled to claim in respect of an Indemnifiable Loss in Section 9.1(a)(i) to the extent that such Investor, or any Person through which it holds or has held a direct or indirect interest in BPLP or HWLP, had knowledge prior to the Master Heads Date of the event or circumstance or specific matter that resulted in such Indemnifiable Loss;

(f)	for greater certainty, all Indemnifiable Losses will be calculated without duplication;

(g)	for the purposes of effecting Section 9.1(e)(iv), all Indemnifiable Losses of AcquisitionCo shall be deemed to be Indemnifiable Losses of the Investors in accordance with their pro rata number of Purchased Shares in the percentages set out in Section 11.1(a);

(h)	to the extent that BPLP has a right to pursue OPG pursuant to the Amended and Restated OPG Master Agreement between OPG, BPLP and BE dated as of May 11, 2001 as amended by an agreement dated September 11, 2002 (the “2001 Master Agreement”) or the OPG Lease in respect of a claim involving the same matter as the claim (the “Investors’ Claim”) for indemnification under this Agreement:

(i)	the Investors and AcquisitionCo may pursue their legal rights under this Agreement or otherwise and obtain any payment owing to them in the ordinary course;

(ii)	the Investors and AcquisitionCo shall, in good faith, cause BPI and BPLP to pursue their claim against OPG in respect of such claim (a “BPLP Claim”);

(iii)	if BPLP receives a payment from OPG for a BPLP Claim (the “BPLP Recovery”) at the same time or prior to when the Investors or AcquisitionCo receive a payment from BE or BEIHL in connection with an Indemnifiable Loss, the amount receivable by the Investors from BE or BEIHL shall not exceed the difference between the Indemnifiable Loss and the amount of the BPLP Recovery; and

(iv)	if BPLP receives a BPLP Recovery after the Investor(s) receive a payment from BE or BEIHL in connection with an Indemnifiable Loss, the Investor(s) shall pay to BE or BEIHL, as the case may be, an amount equal to the difference between (a) the sum of the BPLP Recovery and the payment from BE or BEIHL and (b) the Indemnifiable Loss;

provided that, for greater certainty, the obligations for BE and BEIHL to indemnify AcquisitionCo or the Investors hereunder shall not be reduced by any failure or negligence in the prosecution by BPLP, BPI, AcquisitionCo or the Investors of any claim against OPG pursuant to the 2001 Master Agreement or the OPG Lease provided that AcquisitionCo and the Investors have acted in good faith.

(i)	Notwithstanding anything to the contrary in this Agreement:

(i)	no Party (including a non-party Indemnitee) shall be entitled to recover hereunder any amount in excess of the actual compensatory damages, court costs and reasonable lawyers’ and other professional and expert fees and other expenses suffered by such Party; and

(ii)	each Party waives any right to recover punitive, special and consequential damages arising in connection with or with respect to this Agreement.

The provisions of this Section 9.1(g) shall not apply to indemnification for a Third Party Claim.

The Parties agree that, from and after Closing, Article 9 sets out the sole and exclusive manner by which the Parties may seek compensation or other monetary relief hereunder for any breach of representation, warranty or covenant, and is in lieu of any and all other rights and remedies which any Party may have, for any matter in respect of which it may make a claim on account of an Indemnifiable Loss.

9.2	Defence of Claims

(a)	If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action or proceeding made or brought by any Person who is not an Indemnitee (including, for greater certainty, any requirement of a Governmental Authority to complete any Remediation or Nuclear Remediation) (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than 20 calendar days after the Indemnitee’s receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the amount or, if the amount is not then determinable, an appropriate and reasonable estimate of the potential amount of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defence of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided, however, that:

(i)	counsel for the Indemnifying Party shall conduct the defence of such Third Party Claim in a manner reasonably satisfactory to the Indemnitee;

(ii)

if the defendants to the Third Party Claim include both the Indemnifying Party and the Indemnitee and the Indemnitee shall have reasonably concluded that there may be legal defences available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party, the Indemnitee shall have the right to select separate counsel to participate in the defence of the Third Party Claim and the reasonable fees and disbursements of such counsel shall be considered Indemnifiable Losses for the purpose of this Agreement; and

(iii)	if BE or BEIHL is the Indemnifying Party, it may only assume the defence of a Third Party Claim if it has provided in form and substance satisfactory to the Investors, acting reasonably, a letter of credit, cash collateral or other form of financial assurance in an amount sufficient to fund any anticipated Indemnifiable Loss in connection with such Third Party Claim.

Notwithstanding the provisions of Section 9.2(a), where BE or BEIHL is the Indemnifying Party in respect of a Third Party Claim relating to Taxes, the Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume jointly with the Indemnitee the defence of such a Third Party Claim relating to Taxes and both the Indemnifying Party and the Indemnitee shall act reasonably in connection with the conduct and management of such defence. The provisions of Section 9.2(a) shall otherwise apply mutatis mutandis.

(b)	If the Indemnifying Party assumes the defence in accordance with this Section 9.2 the Indemnitee shall co-operate in good faith in such defence at such Indemnitee’s own expense. If an Indemnifying Party elects not to assume control of the defence of any Third Party Claim, the Indemnitee shall be entitled to assume such control and may compromise or settle such Third Party Claim (in any matter that it determines appropriate, acting reasonably), over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement and the Indemnifying Party shall be bound by the results obtained by the Indemnitee with respect to such Third Party Claim.

(c)

If, within 20 calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defence of such Third Party Claim as provided in Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defence thereof except as expressly provided in Section 9.2(a), provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days after receiving notice from the Indemnitee that the

Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defence and the Indemnifying Party shall be liable for all reasonable expenses thereof.

(d)	Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification under this Agreement, provided that BE and BEIHL shall not enter into any settlement of any Third Party Claim without having made arrangements satisfactory to the Investors, acting reasonably, to fund such settlement. The Indemnifying Party shall not settle any Third Party Claim or conduct any legal or administrative proceeding in a manner which would, in the opinion of the Indemnitee, acting reasonably, have a material adverse impact on the Indemnitee. If a final offer is made to settle a Third Party Claim and the offer creates no liability or financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification under this Agreement and the Indemnifying Party desires to accept and agree to such offer, and in the case of BE and BEIHL, BE and BEIHL have made arrangements satisfactory to the Investors, acting reasonably, to fund such settlement, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such final offer within 20 calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

(e)	If any Third Party Claim is of a nature such that the Indemnitee is required by Applicable Law to make a payment to any Person (a “Third Party” for the purposes of this Section 9.2(e)) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitee may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnitee, reimburse the Indemnitee for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnitee, the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(f)	Except in the circumstances contemplated by Section 9.2(b) or as expressly provided in Section 9.2(e), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnitee shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), provided the foregoing shall not apply if the Indemnifying Party is BE or BEIHL and BE and/or BEIHL has not assumed the defence of the Third Party Claim in accordance with Section 9.2(a).

(g)	The Indemnitee shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim, provided if the Indemnifying Party is BE or BEIHL, such appeal shall be at no risk or cost to the Investors or BPLP.

(h)	The Parties shall co-operate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterparts and with counsel at all reasonable times.

(i)	Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature and factual basis of the Claim in reasonable detail and indicating the amount, or if the amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Direct Claim, but in any event such notice shall not be given later than 20 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of 20 calendar days within which to investigate and respond to such Direct Claim. For the purpose of such investigation, the Indemnitee shall make available to the Indemnifying Party the information relied upon by the Indemnitee to substantiate the Direct Claim. If the Indemnitee and the Indemnifying Party agree, at or prior to the expiration of such 20 calendar day period, to the validity and amount of the Direct Claim, the Indemnifying Party shall immediately pay to the Indemnitee the full agreed upon amount of the Direct Claim. If the Indemnifying Party does not respond within such 20 calendar day period, the Indemnifying Party shall be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement and shall be entitled to submit the Dispute to the Dispute arbitration procedure referred to in Section 11.5.

(j)	If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, together with any interest earned on such amount, if applicable, less any deductibles, costs or expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(k)	A failure to give timely notice as provided in this Section 9.2 shall not affect the rights or obligations of any Party under this Agreement except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced.

9.3 Adjustment for Income Taxes

Notwithstanding any other provision of this Article 9:

(a)	If the incurring of an Indemnifiable Loss (the “Indemnifiable Loss Amount”) by the Indemnitee constitutes an outlay or expense that is deductible in whole or in part in computing the income of the Indemnitee for income tax purposes, then the amount payable by the Indemnifying Party under this Article 9 (the “Indemnity Payment”) shall be adjusted in accordance with the following rules:

(i)	if the Indemnity Payment and the amount, if any, of (A) a BPLP Recovery in respect of the Indemnifiable Loss (the “Relevant BPLP Recovery Amount”), (B) a reimbursement payment made by the Indemnifying Party to the Indemnitee pursuant to Section 9.2(d) (the “Relevant Reimbursement Payment”), and (C) a recovery, settlement or other payment described in Section 9.2(j) that is received by the Indemnitee in respect of the Indemnifiable Loss (the “Relevant Insurance Recovery Amount”) are, in aggregate, required to be included in computing the income of the Indemnitee for income tax purposes to the same extent that the Indemnifiable Loss Amount is deductible in computing the income of the Indemnitee, then no adjustment shall be required to be made to the Indemnity Payment;

(ii)	if none of the Indemnity Payment nor the Relevant BPLP Recovery Amount, the Relevant Reimbursement Payment or the Relevant Insurance Recovery Amount is required to be included in computing the income of the Indemnitee for income tax purposes or if the Indemnity Payment together with the Relevant BPLP Recovery Amount (the Relevant Reimbursement Payment and the Relevant Insurance Recovery Amount

are, in aggregate, required to be included in computing such income) to a lesser extent than the Indemnifiable Loss Amount is deductible in computing the income of the Indemnitee, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the benefit available to the Indemnitee resulting from the deduction in computing income; and

(iii)	if the Indemnity Payment together with the Relevant BPLP Recovery Amount, the Relevant Reimbursement Payment and the Relevant Insurance Recovery Amount are, in aggregate, required to be included in computing the income of the Indemnitee for income tax purposes to a greater extent than the Indemnifiable Loss Amount is deductible in computing the income of the Indemnitee, then the Indemnifying Party shall pay to the Indemnitee an additional amount such that the total net amount received by the Indemnitee (including, for greater certainty, the Relevant BPLP Recovery Amount, the Relevant Reimbursement Payment and the Relevant Insurance Recovery Amount), after deducting the amount of income taxes payable by the Indemnitee on such total amount, calculated without regard to any deductions, offsets, credits or other benefits available to and claimed or deducted by the Indemnitee in computing its income, taxable income or tax, equals the net cost to the Indemnitee of the Indemnifiable Loss Amount.

(b)	If an Indemnifiable Loss Amount does not constitute an outlay or expense that is deductible in whole or in part in computing the income of the Indemnitee for income tax purposes, then the Indemnity Payment shall be adjusted in accordance with the following rules:

(i)	if none of the Indemnity Payment, the Relevant BPLP Recovery Amount, the Relevant Reimbursement Payment or the Relevant Insurance Recovery Amount is required to be included in computing the income of the Indemnitee for income tax purposes, then no adjustment shall be required to be made to the Indemnity Payment; and

(ii)	if all or part of the Indemnity Payment, the Relevant BPLP Recovery Amount, the Relevant Reimbursement Payment or the Relevant Insurance Recovery Amount is required to be included in computing the income of the Indemnitee for income tax purposes, then the Indemnifying Party shall pay to the Indemnitee such additional amounts such that the total net amount received by the Indemnitee (including, for greater certainty, the Relevant BPLP Recovery Amount, the Relevant Reimbursement and the Relevant Insurance Recovery Amount), after deducting the amount of income taxes payable by the Indemnitee on such total amount, calculated without regard to any deductions, offsets, credits or other benefits available to and claimed or deducted by the Indemnitee in computing its income, taxable income or tax, equals the net cost to the Indemnitee of the Indemnifiable Loss Amount.

ARTICLE 10

TERMINATION

10.1 Termination

(a)	This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Parties.

(b)	This Agreement may be terminated by either BE or BEIHL or by any of the Investors, if:

(i)	an injunction, order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the purchase of Purchased Shares by the Investors, or the consummation of the other transactions contemplated under this Agreement shall have been issued by a Governmental Authority, and such injunction, order, judgment or decree shall have become final and non-appealable;

(ii)	any Applicable Law shall have been enacted by a Governmental Authority which, directly or indirectly, prohibits the purchase of the Purchased Shares by the Investors, or the consummation of the other Transactions contemplated hereby; or

(iii)	the Closing contemplated by this Agreement shall have not occurred on or before February 14, 2003; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c)	This Agreement may be terminated by any of the Investors or by BE or BEIHL if the Value of any Material Adverse Change prior to Closing, individually or in the aggregate, is greater than $350,000,000.

10.2 Procedure and Effect of Termination

In the event of termination of this Agreement by BE or BEIHL or by the Investors pursuant to any provision of this Article, written notice thereof shall forthwith be given by the terminating party to the other Parties, whereupon, subject to the next sentence, the obligations of the Parties under this Agreement shall be terminated. A Party may promptly submit a claim, to be resolved in accordance with Article 9, if applicable, against one or more of the other Parties for damages suffered by that Party where the termination of the Agreement is as a result of a violation or breach of, or non-performance of or non-compliance with, a covenant or agreement or a representation and warranty of one or more of the other Parties.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Extent of Obligations

(a)	Each of the Investors hereby severally agrees to cause AcquisitionCo to fulfill its obligations hereunder provided that the maximum aggregate liability of the Investors under this Agreement as a result of a breach by AcquisitionCo or any Investor shall in no event exceed the Purchase Price and the maximum recovery which BE or BEIHL may recover from any Investor as a result of a breach by AcquisitionCo or any Investor shall be limited to the lesser of (i) the Indemnifiable Losses of BE or BEIHL and (ii) the aggregate of the Purchase Price and the amounts payable in respect of the Deferral Agreement pursuant to Section 6.6 multiplied by the following percentage in respect of the Investor:

BPC	39.6%
Cameco	20.8%
TransCanada	39.6%

(b)	All obligations of the Investors under this Agreement are several and not joint and several.

(c)	Notwithstanding Article 9 or any other provision of this Agreement, in no event shall:

(i)	the maximum aggregate liability of BE and BEIHL hereunder exceed $1,175,000,000 less any amount not paid by AcquisitionCo or the Investors at Closing on account of the Purchase Price, but such payment shall include payment or repayment of Intercompany Debt, and payment of amounts due under the Deferral Agreement as provided for in Section 6.6; and

(ii)	Cameco’s or AcquisitionCo’s claims hereunder extend to Cameco’s existing indirect or direct holding in BPI or BPLP at the date of this Agreement.

11.2 Expenses

Except to the extent specifically provided in this Agreement, and whether or not the Transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby, including the cost of legal, technical and financial advisers and consultants and the cost of filing for and obtaining the Required Consents, Approvals and Waivers, shall be borne by the Party incurring such costs and expenses, provided that:

(a)	the costs, if any, of obtaining the advance ruling certificate or no action letter contemplated in Section 8.2(e) shall be the sole responsibility of the Investors;

(b)	the fees and disbursements of the Actuary, as contemplated by Schedule I, are the sole responsibility of BPLP;

(c)	the costs of obtaining the Consents, Approvals and Waivers contemplated in Sections 8.2(c), (d), (f), (g), (h) (except in respect of waivers by CBHI or Cameco), (i) (except in respect of waivers by CBHI), (j), (k) and (l) and Section 8.3(h) and of obtaining amendments to the Trading Contracts as contemplated herein are the sole responsibility of BEIHL and BE;

(d)	the costs incurred or to be incurred by BPLP in respect of any Consent, Approval and Waiver, other than an AcquisitionCo Required Consents, Approvals and Waivers, which was not obtained at Closing, shall be the sole responsibility of BE; and

(e)	the costs of obtaining the Closing Date Real Property Opinion shall be for the account of the Investors.

11.3 Forms of Agreements

To the extent a Party or any of its Affiliates is required to deliver any agreement or document pursuant to this Agreement or any agreements contemplated hereunder, such agreement or document shall be, in the case of AcquisitionCo and the Investors, in form satisfactory to AcquisitionCo’s Counsel, acting reasonably, and in the case of BE, BEIHL and BECL, in form satisfactory to BEIHL’s Counsel, acting reasonably.

11.4 Brokerage Fees and Commissions

Except as disclosed in writing to the other, BE and BEIHL on the one hand, and AcquisitionCo and the Investors, on the other, each represents and warrants to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement by reason of any action taken by the party making such representation, and shall pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees incurred by reason of any action taken by the indemnifying party.

11.5 Arbitration Procedures

All disputes, disagreements, controversies, questions or claims between the Parties to this Agreement arising out of or relating to this Agreement, including with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, disputes over the validity or the amount of any claim made pursuant to Article 9, and disputes over the Value of a Material Adverse Change or the existence of a Material Adverse Effect (collectively, “Disputes”) shall be determined in accordance with Schedule J, which sets out the sole and exclusive procedure for the resolution of Disputes (except as expressly provided for herein). The resolution of Disputes pursuant to the terms of Schedule J shall be final and binding upon the Parties to this Agreement, and there shall be no appeal therefrom, including, without limitation, any appeal to a court on a question of law, a question of fact, or a question of mixed fact and law.

11.6 Survival of Representations, Warranties, Covenants and Obligations

(a)	The representations and warranties given or made by any Party or in any certificate or other writing furnished in connection with this Agreement shall survive the Closing for a period of one year after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) all representations and warranties relating to Taxes shall survive the Closing for six months after the expiry of the applicable statutory limitation periods including any extensions or waivers thereof, (ii) all representations and warranties with respect to environmental matters shall survive the Closing for a period of three years after the Closing Date, and (iii) any representation and warranty based on title to the Purchased Shares, the shares of BPI, BPII, HWI or BECII or the interests of BPI and BPII in BPLP or interests of HWI and BECII in HWLP, any claim relating to the representation and warranty in Sections 4.7, 4.8(a), 4.18(d) and (e) and 4.30 or based on fraud or intentional misrepresentation, may be brought at any time; and (iv) any representation and warranty as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Subject to Section 9.1(e)(iv), each party shall be entitled to rely upon the representations and warranties of the other parties set forth in this Agreement, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing; provided that, to the extent any adjustment to the Purchase Price in respect of a breach of representation and warranty is made pursuant hereto, such adjustment shall be deemed to have conclusively settled any action, cause of action, suit, proceeding, claim, damages or other Indemnifiable Loss in respect of such breach.

(b)	The covenants and obligations of BE, BEIHL, the Investors and AcquisitionCo set forth in this Agreement, including the indemnification obligations of the Parties under Article 9 and, for greater certainty, Sections 11.5 and 11.6 shall survive the Closing indefinitely, unless such covenants and obligations by their terms expire on or before the Closing, and each Party shall be entitled to the full performance thereof by the other Parties without limitation as to time or amount (except as otherwise specifically set forth in this Agreement).

(c)	Subject to Sections 11.6(a) and (b), all of the provisions upon which a claim is made under this Agreement shall survive until such claim has been disposed of in accordance with this Agreement.

11.7 Assignment

This Agreement and all of the provisions of this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Except as contemplated in the Post-Closing Reorganization or any acquisition of an interest in the Purchased Shares or the shares of BPI, BECII, BPII or HWI or partnership interests in BPLP or HWLP by one or more direct or indirect wholly-owned Subsidiaries of an Investor, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party, without the prior written consents of the other Parties, which consents shall not be unreasonably withheld provided that no such assignment shall relieve or discharge the assigning Party from any of its obligations under this Agreement.

11.8 Submission to Jurisdiction

Each of BE and BEIHL agrees that any suit, action or proceeding against it arising out of or relating to this Agreement and the transactions contemplated under this Agreement against it may be brought in any court in the Province of Ontario and irrevocably and unconditionally attorns and submits to the jurisdiction of such courts. Each of BE and BEIHL irrevocably waives and agrees not to raise any objection it might now or hereafter have to the bringing of any such suit, action or proceeding in any such court, including any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. Each of BE and BEIHL agrees that any judgment or order in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or any other courts, by registration or homologation of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders, at the option of the Investors, provided that service of any required process is effected upon it in the manner specified in Section 11.9 or as otherwise permitted by Applicable Law. Nothing in this Section 11.8 shall restrict the bringing of any such suit, action or proceeding in the courts of any other jurisdiction. Notwithstanding the foregoing, nothing in this Section 11.8 shall affect the provisions of Section 11.5 and the overriding principle that Disputes are to be determined in accordance with Schedule J.

11.9 Attorney for Service

Each of BE and BEIHL irrevocably appoints Gowling Lafleur Henderson LLP at the following address:

Suite 5800

Scotia Plaza, 40 King Street West

Toronto, Ontario M5H 3Z7

Canada

Attention: Paul Harricks

as its authorized attorney and agent to accept and acknowledge, for and on its behalf, service of any and all process in the Province of Ontario, Canada in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated under this Agreement. Each of BE and BEIHL agrees that service of process upon such attorney and agent by delivering a copy thereof, addressed to BE and BEIHL, as applicable, in care of such attorney and agent, at the above address, shall be conclusively deemed to have come to the notice of BE or BEIHL, as applicable, at the time of such delivery and shall constitute in every respect valid and effective personal service upon BE or BEIHL, as applicable, at the time of such delivery, and that failure by such attorney and agent to give notice of such service to BE or BEIHL, as applicable, shall not affect the validity or effect of such service or any judgment or order based thereon or arising therefrom. BE or BEIHL, as applicable, irrevocably authorizes and directs such attorney and agent to accept service on its behalf and agrees to appear in such suit, action or proceeding. BE or BEIHL, as applicable, further agrees to take all action as may be necessary to confirm and continue in full force and effect the appointment of such attorney and agent so that until the date which is six years after the Closing Date, it shall have an attorney and agent for service of process in the Province of Ontario, Canada.

11.10 Notices

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as provided below. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section 11.10. Notices and other communications shall be addressed as follows:

(a)	if to BE, BEIHL and/or BECL (prior to Closing), to:

c/o British Energy plc

3 Redwood Crescent

Peel Park

East Kilbride, Scotland

G74 5PR

Attention:        Company Secretary

Fax No.:          011-44 (1355) 262626

(b)	if to Cameco, to:

Cameco Corporation

2121-11th Street West

Saskatoon, Saskatchewan

S7M 1J3

Canada

Attention:        Senior Vice-President, Law, Regulatory & Corporate Secretary

Fax No.:          1 (306) 956 6312

(c)	if to BPC, to:

Borealis Infrastructure Trust Management Inc.

One Financial Place

1 Adelaide Street East

Suite 2800, Box 198

Toronto, Ontario

M5C 2V9

Attention:        Chief Executive Officer

Fax No.:          (416) 361-6046

(d)	if to OMERS, to:

One University Avenue

Suite 1100

Toronto, Ontario

M5J 2P1

Attention:        Senior Vice President, Investments

Fax No.:          (416) 369-9134

(e)	if to TransCanada, to:

450 – 1st Street S.W.

Calgary, Alberta

T2P 5H1

Attention:        Executive Vice President, Law and General Counsel

Fax No.:          (403) 920-2410

(f)	if to AcquisitionCo, and to BECL after Closing, to:

c/o Cameco Corporation at the address specified in clause (b) above.

Notwithstanding the foregoing, any notice or other communication required or permitted to be given by any party pursuant to or in connection with any arbitration procedures contained in this Agreement or in any Schedule to this Agreement may only be delivered by hand. The failure to send or deliver a copy of a notice to counsel shall not invalidate any notice given under this Section 11.10.

11.11 Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as any other Party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.12 Time is of the Essence

Time is of the essence of this Agreement.

11.13 Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

11.14 Set Off

The Investors shall be entitled to set off against any amounts owing by the Investors under this Agreement to BE and BEIHL any amount owing by BE or BEIHL to the Investors or AcquisitionCo under this Agreement. BE and BEIHL shall be entitled to set off against any amount owing by them under this Agreement to the Investors or AcquisitionCo any amount owing by the Investors or AcquisitionCo to BE and/or BEIHL under this Agreement.

11.15 OMERS

(a)	OMERS hereby guarantees the performance by BPC of its obligations hereunder.

(b)	OMERS represents to BE and BEIHL that the execution and delivery by OMERS of this Agreement and the performance of its obligations under this Agreement will not contravene, breach or result in any default under the constating documents of OMERS.

(c)	OMERS has executed and delivered this Agreement solely for the purpose of providing its guarantee of the obligations of BPC as set forth in Section 11.15(a) and the representation set forth in Section 11.15(b) and except as specifically set forth therein shall have no obligation under this Agreement to any Party.

(d)	The guarantee of OMERS in this Section 11.15 shall be a continuing guarantee. The obligations of the OMERS under this Section 11.15 shall not be released, discharged, limited or otherwise affected by:

(i)	any extension, other indulgence, renewal or waiver by BE or BEIHL in respect of BPC’s obligations hereunder;

(ii)	any change in the existence, structure, constitution, name, control or ownership of BPC or other person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting BPC;

(iii)	any defence arising by reason of any failure of BE and/or BEIHL to make or give any presentment, demand for performance, notice of non-performance, protest, and any other notice to BPC;

(iv)	any defence arising by reason of any incapacity or lack of authority of BPC;

(v)	any defence based upon or arising out of any bankruptcy, insolvency, re-organization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against BPC, including any discharge of, or bar against collecting, on account of any of BPC’s obligations, in or as a result of any such proceeding; or

(vi)	all amendments or modifications to this Agreement made in accordance with this Agreement.

(e)	The obligations of OMERS under this Section 11.15 shall survive the expiration or termination of this Agreement for the purposes of Section 10.2. OMERS shall, within 10 days following request from BE prior to Closing, execute an independent, free standing, guarantee and indemnity on the terms of this Section 11.15, together with such further provisions customary in Canada for guarantees as BE may reasonably request and OMERS may agree, acting reasonably, provided that such provisions do not have the effect of increasing the liability of OMERS beyond that contained in this Section 11.15.

(f)	OMERS agrees to be bound by the provisions of Section 6.12.

(g)	OMERS agrees with BE and BEIHL to be bound by the representation, warranty and covenant in Section 11.4.

(h)	The obligations of OMERS in this Section 11.15 shall survive the Closing indefinitely.

11.16 BPLP Covenant

BPLP agrees that, during the period from January 17, 2003 until Closing, it shall not conduct the BPLP Business in any manner that would give rise to a breach of the representations and warranties of BE and BEIHL set out in Article 4, without the prior written consent of the

Investors in their sole discretion. BPLP is a signatory to this Agreement solely for purposes of its covenant in this Section 11.16.

11.17 Borealis

Borealis Infrastructure Trust Management Inc. (“Borealis”) is signing this Agreement solely in its capacity as the sole trustee of BPC, and not in its personal capacity or any other capacity. Except as provided in Section 11.15 BPC shall be solely responsible for the performance of BPC’s obligations and liabilities under this Agreement and the liability and obligations of BPC and Borealis as trustee of BPC under this Agreement shall be limited to, and satisfied only out of, the property of BPC and not out of the property of Borealis or any holder of units issued by BPC.

DATED as of the date first written above.

BRITISH ENERGY PLC

By:	/s/ KEITH G. LOUGH
Keith G. Lough Authorized Officer

By:	/s/ ROBERT ARMOUR
Robert Armour Authorized Officer

BRITISH ENERGY INTERNATIONAL HOLDINGS LIMITED

By:	/s/ KEITH G. LOUGH
Keith G. Lough Authorized Officer

By:	/s/ ROBERT ARMOUR
Robert Armour Authorized Officer

BRITISH ENERGY (CANADA) LTD.

By:	/s/ JOHN YOUNG
John Young Authorized Officer

By:
Authorized Officer

BRUCE POWER L.P., by its general partner Bruce Power Inc.

By:	/s/ BRIAN ARMSTRONG
Brian Armstrong Authorized Officer

By:
Authorized Officer

CAMECO CORPORATION

By:	/s/ GARY M.S. CHAD
Gary M.S. Chad Authorized Officer

By:	/s/ SEAN QUINN
Sean Quinn Authorized Officer

BOREALIS INFRASTRUCTURE TRUST MANAGEMENT INC., in its capacity as sole trustee of BPC Generation Infrastructure Trust

By:	/s/ MICHAEL J. NOBREGA
Michael J. Nobrega Authorized Officer

By:	/s/ JOHN MCMANUS
John McManus Authorized Officer

TRANSCANADA PIPELINES LIMITED

By:	/s/ SEAN D. MCMASTER
Sean D. McMaster Authorized Officer

By:	/s/ ALBRECHT W.A. BELLSTEDT
Albrecht W.A. Bellstedt Authorized Officer

2020857 ONTARIO INC.

By:	/s/ VERNON J. KISS
Vernon J. Kiss Authorized Officer

By:	/s/ SEAN QUINN
Sean Quinn Authorized Officer

ONTARIO MUNICIPAL EMPLOYEES RETIREMENT BOARD

By:	/s/ TOM GUNN
Tom Gunn Authorized Officer

By:	/s/ DALE E. RICHMOND
Dale E. Richmond Authorized Officer